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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230106

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2019

P R O S P E C T U S    S U P P L E M E N T
(to Prospectus dated March 18, 2019)

$55,000,000

Danaos Corporation

Common Stock

        We are offering          shares of common stock (our "common stock") pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "DAC." On November 15, 2019, the last reported sale price of our common stock on the New York Stock Exchange was $11.00 per share.

        Certain of our significant stockholders, which are affiliates or family members of certain of our officers and directors, have indicated an interest in purchasing approximately $25 million of common stock in the offering at the public offering price, including approximately $17 million by Danaos Investment Limited, which is our largest stockholder and beneficially owned by Dr. John Coustas, our Chief Executive Officer.

        Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page S-14 of this prospectus supplement, on page 4 of the accompanying prospectus and beginning on page 5 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 5, 2019 before you make an investment in our shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(2)
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses and fees)	$	$

(1)
See "Underwriting." The underwriters will not receive an underwriting discount or commission on the sale of common stock to Danaos Investment Limited and other Danaos-related purchasers.

(2)
Assumes no exercise of the underwriters' option to purchase additional shares, as described below.

        We have granted the underwriters an option, exercisable in whole or from time to time in part, for a period of 30 days after the date of this prospectus supplement to purchase up to an additional $8,250,000 of our common stock directly from us at the public offering price per share shown above, less the underwriting discount per share shown above. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $            , and the total proceeds to us, before expenses and fees, will be $            .

        Delivery of the shares of common stock is expected to be made on or about                , 2019.

Citigroup	Jefferies

The date of this prospectus supplement is                , 2019.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the "prospectus," we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings "Where You Can Find Additional Information" and "Incorporation by Reference." To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any additional or different information that others may give you. The distribution of this prospectus supplement and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities, or seeking offers to buy our common stock, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates specified in such information, as applicable, and the information contained in documents incorporated by reference is accurate only as of the respective dates of those documents or as of the respective dates specified in such information, as applicable, in each case regardless of the time of delivery of this prospectus supplement, the accompanying prospectus, any such free writing prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form F-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offer and sale of securities pursuant to this prospectus supplement. This prospectus supplement, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be accessed, free of charge, on the SEC's website at http://www.sec.gov.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and we file periodic reports and other information with the SEC. These periodic reports and other information we file with the SEC are available to the public on the SEC's website at http://www.sec.gov. You may also inspect our SEC filings at the offices of the New York Stock Exchange (the "NYSE") at 20 Broad Street, New York, New York 10005. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

S-iii

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. Any information that we file later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus supplement and will automatically update and supersede the information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement.

        This prospectus supplement incorporates by reference the following documents:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 5, 2019;

  •
  our Reports on Form 6-K furnished to the SEC on May 3, 2019, May 14, 2019, August 6, 2019 and November 6, 2019; and

  •
  our Registration Statement on Form 8-A filed with the SEC on October 2, 2006, and any amendments or reports filed updating that description.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the "Investors" section of our website at http://www.danaos.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus supplement and should not be considered part of this prospectus supplement. Requests for such information should be made to us at the following address:

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
185 45 Piraeus, Greece
Telephone No.: + 30 210 419 6401
Fax No.: + 30 210 419 6489
Attention: Chief Financial Officer

        You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

S-iv

 FORWARD-LOOKING STATEMENTS; CAUTIONARY INFORMATION

        All statements in this prospectus supplement (and in the documents incorporated by reference herein) that are not statements of historical fact are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus supplement includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, including vessel and other asset values, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as "forward-looking statements." In some cases, predictive, future-tense or forward-looking words such as "believe," "intend," "anticipate," "estimate," "project," "forecast," "plan," "potential," "may," "should," "could" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials. We caution that these and other forward- looking statements included in this prospectus supplement (and in the documents incorporated by reference herein) represent our estimates and assumptions as of the date of this prospectus supplement or the accompanying prospectus, respectively (and as of the date of the documents incorporated by reference herein) or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results.

        Factors that might cause future results to differ include, but are not limited to, the following:

  •
  future operating or financial results;

  •
  pending acquisitions and dispositions, business strategies and expected capital spending;

  •
  operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

  •
  general market conditions and shipping market trends, including charter rates, vessel values and factors affecting supply and demand;

  •
  our ability to comply with the terms of the agreements entered into in connection with our debt refinancing consummated on August 10, 2018 (the "2018 Refinancing");

  •
  our financial condition and liquidity, including our ability to comply with covenants in our financing arrangements and to service or refinance our outstanding indebtedness;

  •
  performance by our charterers of their obligations;

  •
  the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of our ships;

  •
  our ability to obtain financing in the future to fund acquisitions and other general corporate activities;

  •
  our continued ability to enter into multi-year, fixed-rate period charters with our customers;

  •
  our ability to leverage to our advantage the relationships and reputation of our manager, Danaos Shipping Co. Ltd. ("Danaos Shipping" or "our manager"), in the containership shipping sector of the international shipping industry;

  •
  changes in governmental rules and regulations or actions taken by regulatory authorities;

  •
  potential liability from future litigation; and

S-v

  •
  other factors discussed in the "Risk Factors" sections of the documents incorporated by reference into this prospectus supplement.

        We undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

S-vi

 PROSPECTUS SUMMARY

        This summary highlights information contained in other parts of and incorporated by reference into this prospectus supplement. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in and incorporated by reference into this prospectus supplement. You should read the entire prospectus carefully, and all documents incorporated by reference into this prospectus supplement, including "Risk Factors" and our financial statements and the related notes, before deciding to buy our common stock.

        We use the term "twenty foot equivalent unit," or "TEU," the international standard measure of containers, in describing the capacity of our containerships. Unless otherwise indicated, all references to currency amounts in this annual report are in U.S. dollars. Unless the context otherwise requires, references to the "Company," "we," "us," "our" or "Danaos" refer to Danaos Corporation, a Marshall Islands corporation, and references to "Gemini" are to Gemini Shipholdings Corporation, a Marshall Islands corporation incorporated in August 2015 and beneficially owned 49% by Danaos Corporation and 51% by Virage International Ltd., a company controlled by Danaos Corporation's largest stockholder. We do not consolidate Gemini's results of operations and account for our minority equity interest in Gemini under the equity method of accounting.

Our Company

        We are an international owner of containerships with more than 40 years' experience owning, managing and chartering our vessels to many of the world's largest liner companies. As of September 30, 2019, we had a fleet of 60 containerships aggregating 360,147 TEUs, making us among the largest containership charter owners in the world, based on total TEU capacity. Our fleet of 60 containerships includes five containerships of 32,531 TEU aggregate capacity which are owned by Gemini Shipholdings Corporation ("Gemini"), in which we have a 49% minority equity interest. In October 2019, we entered into an agreement to acquire a 8,500 TEU containership built in 2005 for $25 million, with expected delivery to us by the end of May 2020.

        Our strategy is to charter our containerships principally under favorable, multi-year, fixed-rate period charters, to a diverse group of major liner companies that operate regularly scheduled routes between large commercial ports. These customers currently include CMA-CGM, Hyundai Merchant Marine, MSC, Yang Ming, Hapag Lloyd, ZIM, OOCL, Maersk, COSCO, Evergreen, ONE and Samudera.

        As of September 30, 2019, the average remaining duration of the charters for our 55 fully-owned containerships was 4.3 years (weighted by aggregate contracted charter hire). As of September 30, 2019, these contracts are expected to provide total contracted revenues of $1.4 billion during their initial terms, which expire between 2019 and 2028. Our charters have initial terms ranging up to 18 years, which provide us with stable cash flows and high utilization rates. Our fleet ranges in size from 2,200-13,100 TEU, providing us flexibility to serve the diverse needs of our customers.

        Our Company's long history in the shipping industry dates back to the 1960s. Our largest stockholder is Danaos Investment Limited, an entity affiliated with our Chief Executive Officer, Dr. John Coustas. Dimitris Coustas, the father of our Chief Executive Officer, John Coustas, first invested in shipping in 1963 and founded Danaos Shipping Company Limited, which we refer to as Danaos Shipping or our manager, in 1972. After assuming management of our company in 1987, John Coustas has focused our strategy on building a large, modern containership fleet to serve the container shipping industry and grown our fleet from three multi-purpose vessels with a capacity of 2,395 TEUs to our current wholly-owned fleet of 55 containerships aggregating 327,616 TEUs.

        As the Company has grown we have remained at the forefront of innovation and responsiveness to changes affecting our industry. We maintain an active dialogue with our customers around potential investment opportunities for newbuild vessels or technical innovations that can improve our operations and service to our customers. Further, our commitment to safe and environmentally sound operations is core to the Company. We have agreed to install scrubbers on nine of our vessels in collaboration with our customers, we have installed ballast water treatment systems to comply with regulations across our fleet, and we expect to be operationally compliant with new IMO 2020 low-sulfur fuel oil regulations when they go into effect next year.

        Our strategic focus is enhancing shareholder value by continuing to reduce leverage and generating favorable returns through rational growth, including opportunistic acquisitions of new or secondhand vessels if there is a case for such investment. We believe that recent transactions we have undertaken, including significantly reducing our debt in 2018, continuing to manage our charter portfolio and acquiring two secondhand vessels in recent months, position us well with respect to executing on our objectives.

Our Fleet

        The table below provides additional information, as of November 15, 2019, about our fleet of 55 cellular containerships and the five cellular containerships owned by Gemini, in which we have a 49% equity interest.

Vessel Name	Year Built	Vessel Size (TEU)	Expiration of Charter(1)	Charterer	Charter Type(2)	Through	Charter Rate(3)	Extension Options(4)
MSC Ambition	2012	13,100	June 2024	HMM	T/C	December 2019	$49,563
					T/C	April 2020(6)	$59,418
					T/C	June 2024	$64,918	+3 years at $60,418
Maersk Exeter	2012	13,100	June 2024	HMM	T/C	December 2019	$49,563
					T/C	May 2020(6)	$59,418
					T/C	June 2024	$64,918	+3 years at $60,418
Maersk Enping	2012	13,100	May 2024	HMM	T/C	December 2019	$49,563
					T/C	May 2020(6)	$59,418
					T/C	May 2024	$64,918	+3 years at $60,418
Hyundai Respect(12)	2012	13,100	March 2024	HMM	B/B	December 2019	$42,594
					B/B	March 2020(6)	$52,449
					B/B(5)	May 2020	$57,949
					T/C	March 2024	$64,918	+3 years at $60,418
Hyundai Honour(12)	2012	13,100	February 2024	HMM	B/B	December 2019	$42,594
					B/B	January 2020(6)	$52,449
					B/B(5)	May 2020	$57,949
					T/C	February 2024	$64,918	+3 years at $60,418
Express Rome	2011	10,100	February 2022	Hapag Lloyd	T/C	May 2021	$27,000
					T/C	February 2022	$28,000	+3 months at $28,000
								+10 up to 14 months at $29,000
Express Berlin	2011	10,100	April 2022	Yang Ming	T/C	December 2019	$25,000
					T/C	April 2022	$27,750	+4 months at $27,750
Express Athens	2011	10,100	February 2022	Hapag Lloyd	T/C	May 2021	$27,000
					T/C	February 2022	$28,000	+3 months at $28,000
								+10 up to 14 months at $29,000
Le Havre	2006	9,580	February 2023	MSC	T/C	February 2020(6)	$13,000
					T/C	February 2023(8)	$23,000	+4 months at $23,000
Pusan C	2006	9,580	February 2023	MSC	T/C	February 2020(6)	$13,000
					T/C	February 2023(8)	$23,000	+4 months at $23,000
CMA CGM Melisande	2012	8,530	May 2024	CMA CGM	T/C	November 2023	$43,000
					T/C	May 2024	at market(7)	+6 months at market(7)

Vessel Name	Year Built	Vessel Size (TEU)	Expiration of Charter(1)	Charterer	Charter Type(2)	Through	Charter Rate(3)	Extension Options(4)
CMA CGM Attila	2011	8,530	October 2023	CMA CGM	T/C	April 2023	$43,000
					T/C	October 2023	at market(7)	+6 months at market(7)
CMA CGM Tancredi	2011	8,530	November 2023	CMA CGM	T/C	May 2023	$43,000
					T/C	November 2023	at market(7)	+6 months at market(7)
CMA CGM Bianca	2011	8,530	January 2024	CMA CGM	T/C	July 2023	$43,000
					T/C	January 2024	at market(7)	+6 months at market(7)
CMA CGM Samson	2011	8,530	March 2024	CMA CGM	T/C	September 2023	$43,000
					T/C	March 2024	at market(7)	+6 months at market(7)
America	2004	8,468	January 2023	MSC	T/C	January 2020(6)	$13,000
					T/C	January 2023(8)	$22,000	+4 months at $22,000
Europe	2004	8,468	March 2023	MSC	T/C	March 2020(6)	$13,000
					T/C	March 2023(8)	$22,000	+4 months at $22,000
CMA CGM Moliere	2009	6,500	August 2021	CMA CGM	T/C	August 2021	$34,350	+2 months at $34,350
CMA CGM Musset	2010	6,500	August 2022	CMA CGM	T/C	February 2022	$34,350
					T/C	August 2022	at market(7)	+6 months at market(7)
CMA CGM Nerval	2010	6,500	October 2022	CMA CGM	T/C	April 2022	$34,350
					T/C	October 2022	at market(7)	+6 months at market(7)
CMA CGM Rabelais	2010	6,500	December 2022	CMA CGM	T/C	June 2022	$34,350
					T/C	December 2022	at market(7)	+6 months at market(7)
CMA CGM Racine	2010	6,500	January 2023	CMA CGM	T/C	July 2022	$34,350
					T/C	January 2023	at market(7)	+6 months at market(7)
YM Mandate	2010	6,500	January 2028	Yang Ming	B/B	January 2028	$26,890	+8 months at $26,890
YM Maturity	2010	6,500	April 2028	Yang Ming	B/B	April 2028	$26,890	+8 months at $26,890
Dimitra C	2002	6,402	January 2020	ONE	T/C	January 2020	$18,000	up to February 2020 at $18,000
Performance	2002	6,402	May 2020	OOCL	T/C	May 2020	$22,000	up to July 2020 at $22,000
ZIM Rio Grande	2008	4,253	May 2020	ZIM	T/C	May 2020	$13,700	+3 months at $13,700
ZIM Sao Paolo	2008	4,253	August 2020	ZIM	T/C	August 2020	$13,700	+3 months at $13,700
ZIM Kingston	2008	4,253	September 2020	ZIM	T/C	September 2020	$13,700	+3 months at $13,700
ZIM Monaco	2009	4,253	November 2020	ZIM	T/C	November 2020	$13,700	+3 months at $13,700
ZIM Dalian	2009	4,253	February 2021	ZIM	T/C	February 2021	$13,700	+3 months at $13,700
ZIM Luanda	2009	4,253	May 2021	ZIM	T/C	May 2021	$13,700	+3 months at $13,700
YM Seattle	2007	4,253	November 2019	Yang Ming	T/C	November 2019	$9,000
YM Vancouver	2007	4,253	April 2020	Yang Ming	T/C	April 2020	$14,600	+3 months at $14,600
Derby D	2004	4,253	May 2020	CMA CGM	T/C	May 2020	$9,200	+2 months at $9,200
ANL Tongala	2004	4,253	May 2020	CMA CGM	T/C	May 2020	$9,200	+2 months at $9,200
Dimitris C	2001	3,430	June 2020	CMA CGM	T/C	June 2020	$9,500	+3 months at $9,500
								+4.5 up to 6 months at $10,500
Express Argentina	2010	3,400	May 2020	Maersk	T/C	May 2020	$9,000	+4 months at $9,000
Express Brazil	2010	3,400	September 2020	CMA CGM	T/C	September 2020	$10,600	+3 months at $10,600
Express France	2010	3,400	October 2020	CMA CGM	T/C	November 2019	$9,500	+4 months at $9,000
					T/C	October 2020	$10,600	+3 months at $10,600
Express Spain	2011	3,400	March 2020	Cosco	T/C	March 2020	$10,500	+2 months at $10,500
Express Black Sea	2011	3,400	December 2019	CMA CGM	T/C	December 2019	$9,750	up to February 2020 at $9,750
								+10.5 up to 13.5 months at $11,000
Singapore	2004	3,314	March 2020	OOCL	T/C	March 2020	$11,000	+2 months at $11,000

Vessel Name	Year Built	Vessel Size (TEU)	Expiration of Charter(1)	Charterer	Charter Type(2)	Through	Charter Rate(3)	Extension Options(4)
Colombo	2004	3,314	February 2020	MSC	T/C	February 2020	$8,250	+2 months at $8,250
MSC Zebra	2001	2,602	September 2020	MSC	T/C	September 2020	$9,500
Danae C	2001	2,524	January 2020	Hapag Lloyd	T/C	January 2020	$9,000	+13 months at $9,000
Amalia C	1998	2,452	March 2020	Yang Ming	T/C	November 2019	$8,750
					T/C	March 2020	$10,100	+2 months at $10,100
Vladivostok	1997	2,200	November 2019	Evergreen	T/C	November 2019	$8,000	up to February 2020 at $8,000
Stride	1997	2,200	April 2020	Evergreen	T/C	April 2020	$10,000	+3 months at $10,000
Sprinter	1997	2,200	March 2020	Evergreen	T/C	March 2020	$9,100	+3 months at $9,100
Future	1997	2,200	November 2019	MCC	T/C	November 2019	$7,650
Advance	1997	2,200	April 2020	Evergreen	T/C	April 2020	$10,000	+3 months at $10,000
Bridge	1998	2,200	September 2020	Samudera	T/C	November 2019	$7,500
					T/C	September 2020	$9,150	+2 months at $9,150
Highway	1998	2,200	February 2020	Cosco	T/C	November 2019	$8,475
					T/C	February 2020	$10,000	+2 months at $10,000
Progress C	1998	2,200	March 2020	Evergreen	T/C	March 2020	$9,100	+3 months at $9,100

Contracted Vessel	Year Built	Vessel Size (TEU)	Expiration of Charter(1)	Charterer	Charter Type(2)	Through	Charter Rate(3)	Extension Options(4)
Conti Champion(9)	2005	8,500	—	—	—	—	—	—

Gemini Vessels	Year Built	Vessel Size (TEU)	Expiration of Charter(1)	Charterer	Charter Type(2)	Through	Charter Rate(3)	Extension Options(4)
Belita(10)	2006	8,533	September 2021	ZIM	T/C	November 2019	$25,000
				CMA CGM	T/C	September 2021	$25,000	+4 months at $25,000
Catherine C(10)	2001	6,422	February 2023	MSC	T/C	February 2020(6)	$10,000
						February 2023(8)	$18,000	+4 months at $18,000
Leo C(10)	2002	6,422	September 2022	MSC	T/C	September 2022	$18,000	+4 months at $18,000
Suez Canal(10)(11)	2002	5,610	April 2020	TS Lines	T/C	April 2020	$16,250	up to August 2020 at $16,250
Genoa(10)(11)	2002	5,544	August 2020	Hapag Lloyd	T/C	August 2020	$17,000	+3 months at $17,000

(1)
Earliest date charters could expire. Most charters include options for the charterers to extend their terms as described in the "Extension Options" column.

(2)
"T/C" stands for "Time Charter" and "B/B" stands for "Bareboat Charter".

(3)
Gross charter rate, which does not include charter commissions.

(4)
At the option of the charterer.

(5)
Bareboat charter arrangement for vessels "Hyundai Honour" and "Hyundai Respect" through May 2020 after which the charters revert back to time charter. Charterers have the option to revert to time charter status earlier than these dates.

(6)
Increased charter rate applies from date of scrubber installation, which is currently expected to be from the date indicated in the table and onwards; however, final scrubber installation date may vary.

(7)
Daily charter rate for last six months of the charter term will be the prevailing market rate at that time.

(8)
Charter period post scrubber installation to be 3 years, which is currently expected to be from the date indicated in the table and onwards; however, final scrubber installation date may vary.

(9)
We have agreed to acquire this vessel for $25 million, with expected delivery to us by the end of May 2020.

(10)
Vessels acquired by Gemini, in which Danaos holds a 49% equity interest.

(11)
A subsidiary of Gemini holds a leasehold bareboat charter interest in such vessel, which was financed by and is subject to a capital lease pursuant to which such subsidiary will acquire all rights to such vessel at the end of such lease.

(12)
A subsidiary of Danaos holds a leasehold bareboat charter interest in such vessel, which was financed by and is subject to a capital lease pursuant to which such subsidiary will acquire all rights to such vessel at the end of such lease.

Our Competitive Strengths

        We believe that our key competitive strengths are:

        Longstanding Relationships with Leading Liner Companies.    We have longstanding relationships, some spanning multiple decades, and have chartered vessels to all of the top-15 global liner companies. Our largest current customers include CMA-CGM, Yang Ming, COSCO, Maersk, Evergreen and MSC. Our fixed-rate contracted charter revenues from these customers provide visible forward earnings, and we believe we will benefit from the strength of our customer relationships as we seek to recharter our vessels and continue to grow our fleet as attractive opportunities arise. Additionally we have historically worked collaboratively with our customers to adapt to changing requirements. For example, we are currently partnering with Maersk on enhancing vessel performance evaluation and assessment through big data analytics.

        High Level of Charter Coverage.    We retain a high degree of flexibility in employing our fleet in order to provide charters to our clients while also aiming to optimize earnings. All of the 60 containerships in our and Gemini's combined fleet are currently chartered on time or bareboat charters, which expire between 2019 and 2028. As of September 30, 2019, the average remaining duration of the charters for our fully owned fleet of 55 vessels was 4.3 years (weighted by aggregate contracted charter hire), which charters are expected to provide total contracted revenues of $1.4 billion during their initial terms. As of September 30, 2019, over 95% of this contracted revenue relates to the charters for our 24 largest ships, which generally have higher daily rates and longer durations than our smaller vessels, with the smaller vessels in our fleet generally available for employment in the near term to generate potential additional revenue. We believe this substantial level of contracted revenue will enable us to generate a base of stable cash flows and limit our exposure to downside charter market risk.

        Experienced Management Team, Aligned with Public Shareholders.    Our executive management team has an average of over 25 years of experience in the container shipping industry and is strongly aligned with our stockholders through equity ownership. Our Chief Executive Officer, Dr. John Coustas, has over 30 years of experience in the shipping industry and through an affiliated entity, Danaos Investment Limited, is our largest stockholder, beneficially owning approximately 31.5% of our common stock prior to this offering. Our management team has been involved in the containership industry since the 1980s, developing long-standing relationships with leading participants in all aspects of the containership industry. We believe this experience and industry relationships, when combined with our overall platform, facilitate our ability to source attractive charters and growth opportunities, including opportunities that may not be widely available.

        Established Platform with Reputation for Operational Excellence and Technological Leadership.    We are the world's third-largest publicly listed containership owner by TEU capacity with a fleet of 60 vessels ranging from 2,200 to 13,100 TEU in size. Our technical and commercial manager, Danaos Shipping, has been operating containerships since 1984 and has been recognized for implementing advanced technology and innovative processes to provide reliable and efficient services. Our manager's and our operational excellence and reliability resulted in a 98.8% fleet utilization rate for our fleet during the first nine months of 2019, excluding scheduled drydockings and special surveys. This compares with 98.5% average utilization over the last twelve months and 97.9% average over the last five years. Our manager was awarded the Lloyd's List Intelligence Big Data Award in 2015 for their "Waves" fleet performance system, which provides advanced performance, emissions and safety monitoring, bunkers control, energy and risk management and advanced superintendence for the vessels. We believe that our and our manager's reputations for excellence and technological leadership will continue to assist us in securing employment for our vessels.

        Strong Operational Focus on Environmental Regulations.    We are well-prepared for new environmental regulations, namely IMO 2020, and have emphasized a strategic focus on adopting measures ahead of mandated deadlines. We have already agreed to install exhaust cleaning systems (scrubbers) on nine of our vessels and have an operational plan in place for compliance with low-sulfur fuel regulations around IMO 2020, which goes into effect January 1, 2020.

        Well Positioned for Accretive Growth.    We believe our track record, scale, and industry relationships provide us with vessel-acquisition and chartering opportunities not widely available. We believe we are one of a select group of containership charter-owners regularly invited by leading liner companies to bid for long-term charter opportunities linked to containership newbuilding projects. Following our 2018 refinancing, we believe we have a strong balance sheet to support future growth. We have reduced our total principal amount of debt outstanding by $680.5 million since June 30, 2018, the period before our 2018 refinancing. We have no "balloon" principal payments due prior to December 31, 2023 and no preferred or other non-amortizing debt securities outstanding, and we expect to continue to reduce our outstanding debt in the next several years. We believe our moderate leverage positions us well to capture accretive growth opportunities.

Our Business Strategies

        Our primary objective is to maximize value to our stockholders by pursuing the following strategies:

        Actively Manage Charter Portfolio with Substantial Charter Coverage.    We will continue to charter our containerships to leading liner companies in a manner that maintains a significant amount of contracted revenue, taking advantage of rates that are attractive in relation to contract duration while limiting downside risk. We will also seek to maintain a portfolio of charters that is increasingly diverse from a customer and maturity perspective. Our multi-year charter agreements for our vessels have been contracted in varying rate environments and expire at different times, which should reduce our exposure to rechartering risk in any particular charter market environment. We have recently chartered many of our smaller and older vessels on shorter term charters so as to be available to take advantage of any increase in charter rates as the market improves.

        Continue Partnership Approach with Customers.    We believe that our focus on customer service, operational excellence, and our leadership in technology enhance our relationships with our charterers, many of which, we believe, consider us to be one of their preferred providers. We maintain a strategic focus on direct and regular engagement with our customers to adapt our platform and operations to align with new customer needs and technological advancements. We believe this focus enhances our rechartering alternatives for our existing fleet, as well as opportunities for growth.

        Maintain High-Quality Cost-Effective Operations.    We focus on providing high-quality, cost-effective operations and work with our manager to reduce cost while maintaining a high level of service. We believe the average daily operating cost per vessel to us, which was $5,605 for the nine months ended September 30, 2019, is among the lowest in the containership industry and supports the profitability of our operations.

        Maintain Strong Balance Sheet with Financial Flexibility.    We have significantly reduced our leverage through our refinancing in 2018 to a modest level, and we expect that our scheduled debt amortization will result in further significant debt reduction over the next few years. We believe that our planned reductions in leverage, combined with no "balloon" principal payments due until December 2023, will enable us to further enhance our financial flexibility, generate additional free cash flow through reduced financing costs and allow us to allocate capital in a manner that maximizes value to stockholders.

        Pursue Disciplined Growth.    We believe the containership industry is positioned for further growth given constantly evolving global trade dynamics and increasing demand for seaborne containerized trade. Given our broad customer relationships and financial flexibility, we believe we are well positioned to take advantage of future growth in the industry. We intend to grow our fleet opportunistically with investments in both secondhand and, in conjunction with obtaining long term charter agreements from leading liner companies, newbuilding containerships. Given the recurring trend of demand for larger vessels, we expect to continue to focus on investment in larger containerships. These vessels provide our customers with economies of scale, aligning with their preference to replace smaller vessels with larger vessels over time, as well as other market developments such as the widening of the Panama Canal and the enhanced ability of many ports to accommodate larger capacity vessels. Our customers also often prefer chartering these larger vessels for longer periods of time, which can make them particularly attractive investments for us due to the longer term stable cash flows and reduced residual vessel value exposure such charters provide. We will evaluate growth opportunities in conjunction with the asset price, quality / technical specifications, and expected cash flow profile to seek to allocate capital in a manner which is accretive to shareholder value.

        We can provide no assurance, however, that we will be able to implement our business strategies described above. For further discussion of the risks that we face, see "Risk Factors" beginning on page S-14 of this prospectus supplement.

Our Manager

        Our executive officers provide strategic management for our company while also supervising, in conjunction with our board of directors, the management of our operations by our manager. We believe our manager has built a strong reputation in the shipping community by providing customized, high-quality operational services in an efficient manner for both new and older vessels. We have a management agreement pursuant to which our manager and its affiliates provide us and our subsidiaries with technical, administrative and certain commercial services at rates fixed through the current term of the management agreement, expiring December 31, 2024. Danaos Shipping is ultimately owned by Danaos Investment Limited, which is also our largest stockholder.

2018 Debt Refinancing

        We consummated a comprehensive debt refinancing, which we refer to as the "2018 Refinancing", with our lenders on August 10, 2018. The 2018 Refinancing involved our entry into modified or amended and restated credit facilities (the "2018 Credit Facilities"), reflecting a $551 million reduction in our debt, reset financial and other covenants, modified interest rates and amortization profiles and extended final debt maturities by approximately five years to December 31, 2023 (or, in some cases, June 30, 2024). In the 2018 Refinancing, we issued to certain of our lenders an aggregate of 7,095,877 shares (99,342,271 shares before the 1-for-14 reverse stock split effected on May 2, 2019) of our common stock, representing 47.5% of our issued and outstanding common stock immediately after giving effect to such issuance. For additional information about our 2018 Refinancing, see "Item 5. Operating and Financial Review and Prospects—2018 Refinancing" in our Annual Report on Form 20-F for the year ended December 31, 2018 filed with the SEC on March 5, 2019 and incorporated by reference in this prospectus supplement.

Container Shipping Industry

        For information regarding the containership industry, please see the section of this prospectus supplement titled "The International Container Shipping and Containership Leasing Industry" on page S-18.

Recent Developments

        On August 26, 2019, Gemini acquired a 8,533 TEU container vessel built in 2006 for a gross purchase price of $25.3 million, and in October 2019, we entered into an agreement to acquire a 8,500 TEU containership built in 2005 for $25 million, with expected delivery to us by the end of May 2020, increasing our fleet capacity by 17,033 TEU, or by 5%.

Our Corporate Information

        Danaos Corporation, formerly Danaos Holdings Limited, was formed on December 7, 1998 under the laws of Liberia. Danaos Holdings Limited was redomiciled in the Marshall Islands on October 7, 2005. In connection with the redomiciliation, the Company changed its name to Danaos Corporation. We operate through a number of wholly-owned subsidiaries which own the vessels in our fleet.

        Our principal executive offices are c/o Danaos Shipping Co. Ltd., Athens Branch, 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at that address is +30 210 419 6480. Our website is http://www.danaos.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement and is not incorporated by reference herein. We have included our website address in this prospectus supplement solely as an inactive textual reference.

 The Offering

        The following summary contains basic information about this offering and may not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus, any free writing prospectus we may provide to you in connection with this offering and the documents incorporated by reference herein and therein before making an investment decision.

Issuer	Danaos Corporation, a Marshall Islands corporation.
Common stock offered	$55,000,000 of common stock.
Underwriters' option

We have granted the underwriters the option, exercisable in whole or from time to time in part, to purchase up to $8,250,000 of additional shares of our common stock directly from us, exercisable for 30 days after the date of this prospectus supplement.

Shares of common stock to be outstanding immediately after this offering(1)	shares of common stock, assuming the underwriters do not exercise their option to purchase additional shares.

Certain of our significant stockholders, which are affiliates or family members of certain of our officers and directors, have indicated an interest in purchasing approximately $25 million of common stock in the offering at the public offering price, including approximately $17 million by Danaos Investment Limited, which is our largest stockholder and beneficially owned by Dr. John Coustas, our Chief Executive Officer.

Hamburg Commercial Bank AG (formerly HSH Nordbank AG), which owns approximately 20.4% of our outstanding common stock, has also expressed an interest in potentially purchasing common stock from us at the public offering price, in an indeterminate amount not in excess of such number of shares as equals its current ownership percentage multiplied by the number of shares sold by us. This stockholder may, however, elect not to purchase any shares.

Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $        million (or approximately $        million if the underwriters exercise their option to purchase additional shares of our common stock in full). We plan to use the net proceeds of this offering for capital expenditures, including vessel acquisitions, and for other general corporate purposes. See "Use of Proceeds."

Taxation

You should carefully read the discussion of the principal United States federal, Marshall Islands and Liberian tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section of our Annual Report on Form 20-F entitled "Item 10. Additional Information—Tax Considerations."

NYSE listing	Our common stock is listed on the New York Stock Exchange under the symbol "DAC."
Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" on page S-14 of this prospectus supplement, on page 4 of the accompanying prospectus and beginning on page 5 of our Annual Report on Form 20-F filed with the SEC on March 5, 2019 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)
The number of shares of common stock outstanding after this offering is based on 15,371,470 shares of common stock outstanding as of October 31, 2019.

Summary Historical Financial and Operating Data

        The following table presents summary consolidated financial and other data of Danaos Corporation as of and for each of the years in the three year period ended December 31, 2018 and as of September 30, 2019 and each of the three and nine months ended September 30, 2019 and 2018. The summary consolidated financial data of Danaos Corporation is a summary of, is derived from and is qualified by reference to, our consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").

        Our audited consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2018, 2017 and 2016 and our consolidated balance sheets at December 31, 2018 and 2017, together with the notes thereto, are included in our Annual Report on Form 20-F filed with the SEC on March 5, 2019 incorporated herein by reference and should be read in their entirety. Our unaudited consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the three and nine months ended September 30, 2019 and 2018, and our consolidated balance sheet as of September 30, 2019, together with the notes thereto, are included in our Report on Form 6-K filed with the SEC on November 6, 2019 incorporated by reference herein and should be read in their entirety. The unaudited interim financial statements reflect all adjustment which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. The results of operations for the three and nine months ended September 30, 2019 may not be indicative of the results that may be expected for the entire year ending December 31, 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	In thousands, except per share amounts
STATEMENTS OF OPERATIONS
Operating revenues	$111,830	$117,781	$337,040	$343,101	$458,732	$451,731	$498,332
Voyage expenses	(2,792)	(2,883)	(8,794)	(9,230)	(12,207)	(12,587)	(13,925)
Vessel operating expenses	(24,858)	(25,461)	(78,035)	(79,052)	(104,604)	(106,999)	(109,384)
Depreciation	(24,336)	(26,995)	(72,141)	(80,752)	(107,757)	(115,228)	(129,045)
Amortization of deferred drydocking and special survey costs	(2,271)	(2,636)	(6,525)	(6,888)	(9,237)	(6,748)	(5,528)
Impairment loss	—	—	—	—	(210,715)	—	(415,118)
Bad debt expense	—	—	—	—	—	—	(15,834)
General and administrative expenses	(6,422)	(7,431)	(19,783)	(18,390)	(26,334)	(22,672)	(22,105)
Gain/(loss) on sale of vessels	—	—	—	—	—	—	(36)

Income/(loss) from operations	51,151	52,375	151,762	148,789	(12,122)	187,497	(212,643)

Interest income	1,586	1,505	4,751	4,298	5,781	5,576	4,682
Interest expense	(18,216)	(20,509)	(54,903)	(66,378)	(85,706)	(86,556)	(82,966)
Other finance expenses	(308)	(679)	(2,402)	(2,611)	(3,026)	(4,126)	(4,932)
Equity income/(loss) on investments	560	728	508	912	1,365	965	(16,252)
Gain on debt extinguishment	—	116,365	—	116,365	116,365	—	—
Other income/(expenses), net	(5)	(21,637)	429	(50,565)	(50,456)	(15,757)	(41,602)
Unrealized and realized losses on derivatives	(913)	(931)	(2,709)	(2,763)	(5,137)	(3,694)	(12,482)

Total other income/(expenses), net	(17,296)	74,842	(54,326)	(742)	(20,814)	(103,592)	(153,552)

Net income/(loss)	$33,855	$127,217	$97,436	$148,047	$(32,936)	$83,905	$(366,195)

PER SHARE DATA(1)
Basic earnings/(loss) per share of common stock	$2.27	$10.80	$6.52	$16.15	$(3.10)	$10.70	$(46.69)
Diluted earnings/(loss) per share of common stock	$2.20	$10.76	$6.36	$16.12	$(3.10)	$10.70	$(46.69)
Basic weighted average number of shares (in thousands)	14,939	11,766	14,939	9,168	10,623	7,845	7,843
Diluted weighted average number of shares (in thousands)	15,373	11,828	15,309	9,186	10,623	7,845	7,843

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	In thousands, except other data
CASH FLOW DATA
Net cash provided by operating activities	$56,189	$55,308	$167,645	$110,900	$164,686	$181,073	$261,967
Net cash provided by/(used in) investing activities	(4,124)	(400)	(14,762)	(2,083)	(8,250)	1,758	(9,379)
Net cash used in financing activities	(48,045)	(50,010)	(147,335)	(98,391)	(148,868)	(189,653)	(251,130)
BALANCE SHEET DATA (at period end)
Total current assets	$127,588	$119,680	$127,588	$119,680	$119,750	$125,999	$135,954
Total assets	2,637,684	2,921,347	2,637,684	2,921,347	2,679,842	2,986,396	3,127,064
Total current liabilities, including current portion of long-term debt	222,203	239,424	222,203	239,424	222,701	2,379,839	2,566,281
Current portion of long-term debt, net	115,551	118,517	115,551	118,517	113,777	2,329,601	2,504,932
Long-term debt, net	1,298,371	1,527,390	1,298,371	1,527,390	1,508,108	—	—
Total stockholders' equity	$791,756	$881,845	$791,756	$881,845	$690,853	$548,705	$487,713
EBITDA/ADJUSTED EBITDA
EBITDA(2)	$78,133	$177,187	$229,387	$302,418	$169,736	$293,724	$(145,863)
Adjusted EBITDA(2)	79,328	82,745	232,447	237,677	317,848	310,378	350,587
OTHER DATA
Number of vessels at period end	55	55	55	55	55	55	55
TEU capacity at period end	327,616	327,616	327,616	327,616	327,616	327,616	329,588
Ownership days	5,060	5,060	15,015	15,015	20,075	20,075	20,138
Operating days	4,995	4,927	14,828	14,471	19,424	19,345	19,057
Average Gross Daily Charter Rate	$22,388	$23,905	$22,730	$23,710	$23,617	$23,351	$26,150
Utilization(3)	98.7%	97.4%	98.8%	96.4%	96.8%	96.4%	94.6%

(1)
Basic and diluted earnings per share and basic and diluted weighted average number of shares give retroactive effect to the 1-for-14 reverse stock split effected on May 2, 2019 for all periods presented.

(2)
EBITDA represents net income before interest income and expense, income taxes, depreciation, and amortization of deferred drydocking & special survey costs, amortization of deferred realized losses of cash flow interest rate swaps, amortization of deferred finance costs and finance costs accrued. Adjusted EBITDA represents net income before interest income and expense, income taxes, depreciation, amortization of deferred drydocking & special survey costs, amortization of deferred realized losses of cash flow interest rate swaps, amortization of deferred finance costs and debt discount, finance costs accrued, impairment losses, stock based compensation, (gain)/loss on sale of vessels, unrealized (gain)/loss on derivatives, realized loss on derivatives, bad debt expense, gain on debt extinguishment, refinancing professional fees, loss on sale of securities and accelerated amortization of accumulated other comprehensive loss. We believe that EBITDA and Adjusted EBITDA assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. EBITDA and Adjusted EBITDA are also used: (i) by prospective and current customers as well as potential lenders to evaluate potential transactions; and (ii) to evaluate and price potential acquisition candidates. Our EBITDA and Adjusted EBITDA may not be comparable to that reported by other companies due to differences in methods of calculation.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: (i) EBITDA/Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA/Adjusted EBITDA do not reflect any cash requirements for such capital expenditures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Because of these limitations, EBITDA/Adjusted EBITDA should not be considered as principal indicators of our performance.

Net income/(loss) Reconciliation to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	(In thousands)
Net income/(loss)	$33,855	$127,217	$97,436	$148,047	$(32,936)	$83,905	$(366,195)
Depreciation	24,336	26,995	72,141	80,752	107,757	115,228	129,045
Amortization of deferred drydocking & special survey costs	2,271	2,636	6,525	6,888	9,237	6,748	5,528
Amortization of deferred realized losses of cash flow interest rate swaps	913	931	2,709	2,763	3,694	3,694	4,028
Amortization of finance costs and debt discount	3,898	4,430	12,846	9,544	14,957	11,153	12,652
Finance costs accrued (Exit Fees under our Bank Agreements)	129	404	424	1,888	2,059	3,169	3,447
Interest income	(1,586)	(1,505)	(4,751)	(4,298)	(5,781)	(5,576)	(4,682)
Interest expense	14,317	16,079	42,057	56,834	70,749	75,403	70,314

EBITDA	78,133	177,187	229,387	302,418	169,736	293,724	(145,863)

Gain on debt extinguishment	—	(116,365)	—	(116,365)	(116,365)	—	—
Refinancing professional fees	—	21,766	—	51,467	51,313	14,297	—
Loss on sale of securities	—	—	—	—	—	2,357	12,906
Impairment loss	—	—	—	—	210,715	—	415,118
Impairment loss on securities	—	—	—	—	—	—	29,384
Impairment loss component of equity loss on investments	—	—	—	—	—	—	14,642
Bad debt expense	—	—	—	—	—	—	15,834
Accelerated amortization of accumulated other comprehensive loss	—	—	—	—	1,443	—	7,706
Stock based compensation	1,195	157	3,060	157	1,006	—	76
Loss on sale of vessels	—	—	—	—	—	—	36
Realized loss on derivatives	—	—	—	—	—	—	5,397
Unrealized gain on derivatives	—	—	—	—	—	—	(4,649)

Adjusted EBITDA	$79,328	$82,745	$232,447	$237,677	$317,848	$310,378	$350,587

(3)
Utilization is calculated by dividing operating days by ownership days.

RISK FACTORS

        Investing in our common stock involves certain risks. You are urged to read and consider the risk factors described in our reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 20-F for the year ended December 31, 2018 filed with the SEC on March 5, 2019. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. You should also be aware that new risks may emerge in the future at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition or performance.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses relating to this offering payable by us, will be approximately $             million (or approximately $             million if the underwriters exercise their option to purchase additional shares of our common stock in full). We plan to use the net proceeds of this offering for capital expenditures, including vessel acquisitions, and for other general corporate purposes.

 CAPITALIZATION

        The table below sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2019:

  •
  on an actual basis;

  •
  on an as adjusted basis to reflect, in the period from October 1, 2019 to November 18, 2019, debt repayments of $24.4 million related to our 2018 Credit Facilities, of $3.4 million related to our Sinosure-CEXIM-Citibank-ABN Amro credit facility and of $2.1 million related to our leaseback obligations; and

  •
  as further adjusted to give effect to the sale of our common stock in this offering.

        Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalization or special dividends between September 30, 2019 and November 18, 2019.

        The following data are qualified in their entirety by our financial statements and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus. This table should be read in conjunction with our consolidated financial statements for the nine months ended September 30, 2019 and "Operating and Financial Review and Prospects" included in our Report on Form 6-K filed with the SEC on November 6, 2019, incorporated by reference herein.

	As of September 30, 2019
	Actual	As adjusted	As further adjusted
	(In thousands)
Cash
Cash and cash equivalents	$82,823	$52,946

Capitalization
Debt:
Total debt(1)(2)	$1,612,786	$1,582,909

Stockholders' equity:
Preferred stock, par value $0.01 per share; 100,000,000 preferred shares authorized and none issued; actual, as adjusted and as further adjusted	—	—
Common stock, par value $0.01 per share; 750,000,000 shares authorized; 15,371,470 shares issued and outstanding actual and as adjusted and shares issued and outstanding as further adjusted(3)	154	154
Additional paid-in capital	730,620	730,620
Accumulated other comprehensive loss	(118,303)	(118,303)
Retained earnings	179,285	179,285

Total stockholders' equity	791,756	791,756

Total capitalization	$2,404,542	$2,374,665

(1)
Total debt includes $1,413.9 million of long-term debt ($1,386.1 million, as adjusted and as further adjusted) and $141.4 million ($139.3 million, as adjusted and as further adjusted) of long-term leaseback obligations. Long-term debt excludes accumulated accrued interest of $201.8 million outstanding as of September 30, 2019. All of our indebtedness is secured and guaranteed by the Company. See "Note 10. Long-Term Debt, net" to our consolidated financial statements included in our Annual Report on Form 20-F filed with the SEC on March 5, 2019 and incorporated herein by reference.

(2)
Total debt is presented gross of the fair value adjustment and deferred finance costs, which amount to $21,439 thousand and $36,051 thousand, respectively.

(3)
Actual, as adjusted and as further adjusted issued and outstanding common stock include 432,788 shares of restricted stock, 50% of which are scheduled to vest on December 31, 2019 and 50% of which are scheduled to vest on December 31, 2021, subject to satisfaction of the vesting terms.

DIVIDEND POLICY

        We expect to be permitted, under the terms of our credit facilities, to pay dividends after the completion of this offering, provided that we receive net proceeds of at least $50 million. We have not yet adopted a dividend policy with respect to future dividends.

        We have not paid a dividend since 2008, when our board of directors determined to suspend the payment of cash dividends as a result of market conditions in the international shipping industry. We are not permitted to pay dividends under our credit facilities until (1) we receive in excess of $50 million in net cash proceeds from offerings of common stock which are consummated after the 2018 Refinancing, and (2) the payment in full of the first installment of amortization payable following the consummation of the 2018 Refinancing under each new credit facility, which installment payments have been made and, accordingly, this condition has been satisfied. After these conditions are satisfied under our loan agreements, we will be permitted to pay dividends if, among other things, a default has not occurred and is continuing or would occur as a result of the payment of such dividend and we remain in compliance with the financial and other covenants thereunder. To the extent our credit facilities permit us to pay dividends, any dividend payments will be subject to us having sufficient available excess cash and distributable reserves, and declaration and payment of any dividends will be at the discretion of our board of directors.

        The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our credit facilities, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. Declaration and payment of any future dividend is subject to the discretion of our board of directors. We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make any dividend payments.

THE INTERNATIONAL CONTAINER SHIPPING AND CONTAINERSHIP LEASING INDUSTRY

        Maritime Strategies International Ltd. ("MSI") has provided certain statistical and graphical information contained in this prospectus under the caption "The International Container Shipping and Containership Leasing Industry." MSI has advised that (i) some information in MSI's database is derived from estimates derived from industry sources or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in MSI's database, (iii) whilst MSI has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors, (iv) MSI, its agents, officers and employees cannot accept liability for any loss suffered in consequence of reliance on such information or in any other manner, and (v) the provision of such information does not obviate any need to make appropriate further enquiries.

Industry Overview

        The container shipping industry is one of the younger shipping sectors, with the first containerized cargoes shipped in the mid-1950s. Containerization is the most convenient and cost-effective way to transport a wide range of cargoes, predominantly a diverse selection of consumer, manufactured, and semi-manufactured goods. Global containerized trade volumes for 2018 are estimated to be 208 million TEU.

        The containerized supply chain extends throughout the world. The Mainlane trades are those linking the major manufacturing economies in Asia with the major consumer economies in North America and Europe and the trans-Atlantic trade. However, over 70% of global containerized trade volumes are in the non-Mainlane trades, with intra-regional trades alone representing almost 39%. Indeed, the largest trade grouping comprises the intra-Asian trades connecting that region's rapidly growing markets.

        Since the 1980s, growth in container trade be grouped into three different phases, each with its own characteristics. The first phase was a period of rapid expansion. From 1993 to 2008, containerized trade grew at a compound annual rate of over 9.0%. This was driven both by the ongoing 'containerization' of cargoes previously transported by other types of vessel, as well structural changes in the world economy, including China's infrastructural investment growth and integration into the global trade system, the off-shoring of production, and the expansion of global supply chains.

        The second phase encompassed the 2008-09 global financial crisis and its aftermath. 2009, due to the global financial crisis and recession, was the only year of negative growth in the industry's history, with volumes shrinking 8.0%. Volumes subsequently rebounded in 2010 and 2011, with growth of 15.0% and 7.0% respectively.

        The third phase has been characterized by growth in container trade of closer to, but still faster than, growth in global GDP. Between 2011 and 2018 average compound annual growth of containerized trade was 3.5%. More recently, over the first nine months of 2019 estimated growth in primary container trade was just over 3.0%. Full year growth in 2019 is expected to be 2.5%, while growth is forecast to accelerate in 2020 to 3.7%.

        The rapid expansion in containerized trade has also led to a rapid expansion in the global liner fleet, of which the vast majority of vessels are fully cellular containerships: vessels specialized for the transport of containers and fitted with cell guides throughout the ship to optimize container stowage and significantly enhance the efficiency of load and discharge operations. Between 1995 and 2008, the nominal carrying capacity of the industry-wide fully cellular fleet grew by a compound annual rate of 11.4%; and from 2009 through 2018 at 6.1%. As at September 30, 2019, industry-wide fleet capacity stood at 22.7 million TEU, aboard a total of 5,212 vessels.

 Demand Growth v. Supply Growth, Including 2019 and 2020 Forecasts

        Containerships have been upsized over time to carry increasing cargo volumes and reduce unit costs. Whereas in 1995 the largest vessel in the industry-wide fleet had a nominal capacity of 5,344 TEU, as at September 30, 2019, the largest vessel had a nominal capacity of 23,756 TEU. Over the same period, average containership nominal capacity across the industry increased from 1,020 TEU to 4,360 TEU.

        Within the container shipping industry, key participants include shippers, liner companies and charter-owners. Shippers are the senders and receivers of containerized cargo (Walmart is a typical example). Liner companies (also referred to as lines or operators) are logistics service providers responsible for the seaborne, and often also inland, transportation of containerized goods; they negotiate freight rates with shippers themselves, or with third parties such as freight forwarders/consolidators. Liner companies either operate vessels that they themselves own, or lease vessels from charter-owners. Charter-owners (also referred to as containership owners and containership lessors) provide the function of owning containerships and leasing, or chartering, them out to liner companies

        In the containership charter market, leases are most often structured as time charters. Under a time charter, with the exception of fuel (which is paid for by the lessee), the operating costs of the vessel are borne by the lessor. Charter periods can vary in length: the spot market generally refers to charter fixtures of 12 months or less, while term charters cover longer fixtures, with periods of five years or more not uncommon. The containership lessor assumes no freight risk under a time charter.

Demand

        Global container trade predominantly involves the movement of manufactured and semi-manufactured goods. Growth drivers include the increasing consumption of manufactured goods, the containerization of goods formerly transported by other vessel types (above all refrigerated cargoes), and the offshoring of manufacturing and extension of global supply chains. Consequently, historically containerized trade has tended to expand at a multiple of both global Gross Domestic Product ("GDP") growth and total seaborne trade growth.

        The container trade growth-multiplier effect was disrupted in 2015 and 2016, when both seaborne and container trade grew slower than world GDP. In 2015 container trade grew by 1.7%, compared against world GDP growth of 3.4%, and in 2016 container trade grew by around 2.8% and world GDP by around 3.4%. In 2017 the container trade growth multiplier strengthened notably and remained in positive territory in 2018. World GDP growth and container trade growth have faced headwinds in 2019, with container trade forecast to grow by 2.5% and world GDP growth by 3.2%. However, container trade growth is forecast to accelerate in 2020 to 3.7%.

Growth of Containerized Trade, Including 2019 and 2020 Forecasts

        Traditionally, global container trade has been separated into four different trade groupings: the arterial East-West Trades ("mainlanes"), the non-mainlane East-West trades, North-South trades and intra-regional trades.

        The mainlane trades are the major East-West routes connecting Asia, North America and Europe: the Asia-Europe, Transpacific and Transatlantic trades. Of these, the Transpacific (commonly taken to refer to all cargoes moved between Asia and North America, regardless of whether they cross the Pacific or go via the Suez Canal) and Asia-Europe are the largest.

        Due to the length and high cargo volumes of these trades, in combination with well-developed port infrastructure, cargoes on the Transpacific and, above all, Asia-Europe trades are normally carried on the largest vessels in the fleet. Higher cargo volumes and longer sailing distances allow vessels to maximize their economies of scale. Asia-Europe services across the industry deploy the fleet's largest vessels, trending towards 18,000 TEU or larger, with an average ship size of 15,604 TEU. Vessels deployed on the Transpacific are somewhat smaller, with a maximum ship size as of September 30, 2019, of 14,424 TEU and an average size of 8,402 TEU.

        The non-mainlane East-West trades are those which link the Middle East and Indian Subcontinent to Asia, Europe and North America. Of these, the most significant is the Westbound Asia-Middle East/Indian Subcontinent trade, which in 2018 represented nearly 5.5% of global volumes. While historically these trades have been served by smaller vessels than those deployed on the mainlane trades, the combination of relatively high cargo volumes and port infrastructure development has resulted in the deployment of vessels of 10,000 TEU or larger on some service loops (with vessels on one current service reaching 21,000 TEU). The average vessel size on non-mainlane East-West trades is 6,215 TEU.

        North-South trades are those which connect North America, Europe and Asia with Central and South America, Sub-Saharan Africa and Oceania. North-South trades grew by a compound annual rate of 3.1% from 2010 to 2018. Vessels serving these trades span the range of large feeders (around 2,700 TEU), up to 13,500 TEU vessels on selected Far East to West Africa trades. While cargo volumes are generally greater moving North to South than vice versa, these trades often see an important and highly seasonal 'backhaul' trade related to the export of agricultural products. Average vessel size is 5,141 TEU.

        Intra-regional trades are the largest trade grouping, the most important of which are the intra-Asian, intra-European and intra-Latin America and Caribbean trades. Of these, the largest is the intra-Asian trade, representing approximately one third of global containerized volumes. Each intra-regional trade is made up of many different sub-trades, which may have very different characteristics. Consequently, intra-regional trades are served by a wide range of vessels, ranging from containerships under 1,000 TEU up to vessels in excess of 5,200 TEU. For a majority of the intra-regional sub-trades either low freight volumes, short distances or port restrictions make them most suited to smaller vessels; in some cases only smaller vessels equipped with gear—i.e. those with their own cranes to load and unload containers—are viable.

        The chart below breaks down estimated global containerized volumes by trade grouping in 2018, while the subsequent chart shows estimated annual growth by trade grouping from 2016 through 2018, with forecast values for 2019 and 2020.

Global Container Trade by Trade Grouping, Full Year 2018 Estimates

 Annual Container Trade Growth by Trade Grouping, Including 2019 and 2020 Forecasts

Supply

        As at September 30, 2019, 5,212 containerships with a nominal industry-wide capacity totaling 22.7 million TEU were on the water. A further 2.4 million TEU were on order, for delivery through 2022. Containerships range in size from under 500 TEU to over 23,000 TEU. 'Nominal capacity' refers to the maximum number of 20-foot containers that a vessel can carry, without regard to weight restrictions. A more realistic measure of the cargo carrying capacity of a containership is its homogenous intake at 14 mt per TEU.

Containership Fleet Composition by # of Vessels, September 30, 2019

        Growth of the containership fleet has been driven by anticipated growth in containerized trade, together with up-sizing of vessels to achieve economies of scale. Nominal capacity grew at a compound annual rate of 11.4% between 1995 and 2008, and from 2009 through 2018 at 6.1%. The pace of fleet growth has varied widely on a year-to-year basis since 2009, ranging from a low of 1.3% in 2016 to a high of 9.3% in 2010. On September 30, 2019, the fleet was 3.2% larger than at the end of 2018, and fleet growth over the remainder of 2019 and in 2020 is expected to be moderate.

 Historical Development of the Containership Fleet

        The orderbook-to-fleet ratio is a key determinant of the pace of fleet growth in future years. For containerships this measure peaked at over 60.0% in 2007. As at December 31, 2018, it was 12.3% As at September 30, 2019, the orderbook-to-fleet ratio across the industry had fallen to 10.8%, its lowest level since the 1980s.

        In recent years, ordering has been heavily weighted towards larger vessels, and consequently the orderbook, both in absolute terms and as a percentage of the existing fleet, is highest in the segment for vessels over 12,000 TEU. In an unprecedented situation, as of September 30, 2019, there were no vessels on order between 4,000-10,000 TEU, a segment of the fleet that accounts for 44.0% of the overall fleet by TEU capacity.

 Estimated Capacity on Order, by Segment, as at September 30, 2019

        Containership newbuildings are either contracted by a liner company intending to operate the vessel, or by an independent charter-owner planning to charter it to a line. Charter-owners either order vessels with pre-arranged term charters to a liner company—often referred to as a "back-to-back" arrangement—or on a speculative basis, hoping to fix the vessel on the open market once it is delivered.

        The sector has been capital-constrained since 2008. This is a product of the retrenchment of shipping banks (particularly those based in Europe) and the decline of the German KG environment (which is covered in the "Containership Leasing" section). While alternative capital providers, including private equity and Chinese leasing companies, have increased their activity within the sector, financial distress and a generally more stringent regulatory environment for the major shipping banks have restricted the funding available to the industry.

        Consequently, since the global financial crisis, the ordering of new containerships has been by the liner companies themselves and by the relatively few charter-owners with access to capital. In recent years, speculative ordering has been rare, with most newbuilding commitments made by charter-owners made back-to-back with long-term charters to established liner operators. Chinese leasing companies have been increasingly active as a source of financing for top tier liner companies—largely as a substitute for conventional senior lending that would historically have been provided by European shipping banks.

        Finally, in response to new regulations and broader efforts to decarbonize shipping, vessel propulsion and fueling technology is expected to evolve in the future. However, alternate propulsion technologies are currently immature, and uncertainty hangs over which fuel types are likely to become market standards—or at least credible, and readily available alternates—over the longer term. This uncertainty prompts a wait-and-see approach and is a further brake on the ordering of new ships.

        As a result of the 'top-heavy' nature of vessel ordering since the financial crisis, the age profile of different fleet segments is differentiated. On average, vessels in the smaller size segments of the containership fleet are significantly older than those in the larger size segments. Approximately 74.0% of the fleet under 2,900 TEU by capacity is more than nine years old and 20.0% is at least 20 years old. The age profile of the small containership fleet is expected to become 'older' in the near future. In contrast, no vessel over 12,000 TEU is more than 13 years old; no ship larger than 5,200 TEU is more than 24 years old.

Containership Fleet by Size and Age Bands, Estimated, September 30, 2019

        In contrast to the demand-side, over which industry players have no control, owners and operators do have the ability to influence the supply-side. In addition to deliveries of new ships from the orderbook, various factors influence effective supply (i.e. the carrying capacity of the containership fleet as it is deployed and operated): scrapping, vessel idling, and slow steaming.

        Scrapping.    Scrapping is arguably the most effective supply-side variable that the industry can manage to improve supply / demand balance in the near term. From 2000 to 2008, strong markets meant that in aggregate only 300,000 TEU of capacity was scrapped in total across the industry. In 2009, the market downturn led owners to demolish 400,000 TEU that year alone.

        2016 was a record year for scrapping: across the industry, 670,000 TEU of capacity was demolished, with 'classic' Panamax and Post-Panamax vessels representing two thirds of the tonnage scrapped, including an exceptionally young 4,256 TEU vessel (built 2009). 409,000 TEU were scrapped in 2017. Scrapping volumes fell to only 119,000 TEU in 2018 against a backdrop of healthier timecharter earnings and asset values. The first nine months of 2019 saw an increase in vessel scrapping, with just under 160,000 TEU demolished. All scrapping activity to date has been focused on the mid-sized and smaller vessel segments and as at September 30, 2019, the largest vessel ever scrapped for economic reasons was 6,627 TEU.

 Historical Scrapping Volumes, through September 30, 2019

        Furthermore, the regulatory environment continues to evolve in such areas as ballast water treatment and Sulphur emissions. Scrapping activity may be increased in due course if retro-fitting existing vessels for compliance were to imply non-economic capital expenditure, or older and more fuel-hungry vessel designs find themselves at a competitive disadvantage in a higher fuel price environment.

        The combination of scrapping and limited newbuilding activity has led to very limited, and in some cases net-negative, fleet growth in most of the mid-size and smaller fleet segments across the industry in recent years.

Net Fleet Growth by Segment, end-2015 through September 30, 2019

        Vessel Idling.    As well as increasing cancellations and delaying deliveries, the industry has responded to oversupply by idling vessels. Total idle capacity rose from 70,000 TEU in September 2008 to a peak of over 1.5 million TEU, representing 11.0% of the global fleet, in October 2009. Idle capacity subsequently fell to 110,000 TEU in mid-2011, before peaking again at 840,000 TEU in December 2012. Thereafter, the idle fleet across the industry has expanded and contracted in a cyclical fashion, while generally trending down. Idle fleet capacity at September 30, 2019, was 3.2%.

 Evolution of the Idle Fleet, though September 30, 2019

        Slow Steaming.    Slow steaming has also been a significant factor in restraining effective capacity growth. It was first introduced in 2008 as a response to high fuel prices as the relationship between vessel speed and fuel consumption is non-linear. Slow steaming typically leads to additional vessels being deployed into an existing service, to maintain a given service frequency, while each vessel steams at a lower speed. It is most easily and effectively applied to longer trades and was pioneered on the Asia-Europe trade.

        In 2007, a standard Asia-Europe service was maintained with eight vessels on an eight-week rotation. By the end of 2013 eleven and twelve vessel strings, on eleven-week or twelve-week rotations, had become the norm. Today, most services continue to turn in eleven or twelve weeks using eleven to twelve vessels, even as average vessel size has increased. High bunker prices have also seen slow steaming extended to other long distance, high-volume trades such as the Transpacific, Asia-Latin America and Asia-Middle East trades. Between 2012 and 2018, incremental slow steaming has been relatively limited. However, the service speeds of several Asia-Europe services have already been slowed in 2019, and it is possible that liner companies will use slow steaming more broadly as a response to higher fuel prices following the regulatory changes in January 2020.

        The foregoing factors are what determine the overall size of the containership fleet available for trading, as well as the relative size of different fleet segments. This has a significant influence on overall market performance. The prospects of individual vessels are also influenced by differences between vessels' unit cost competitiveness, and the range of trade routes that vessels can be deployed on.

        A fundamental aspect of containership markets is that the relationship between vessel carrying capacity and daily fuel and operating costs is non-linear. This is usually expressed in terms of a vessel's slot cost, which is the daily cost to a liner company of each loaded container on a ship, assuming the vessel is full.

        Ships with identical 'nominal' TEU capacities can in practice have different 'effective' TEU capacities (calculated on the basis of homogenous loads of 14 mt / TEU) since, all else equal, relatively

'wide' vessels exhibit superior stability and so are able to carry a larger number of laden containers than 'narrower' vessels. For this reason, 'widebeam' (including Post-Panamax) containerships tend to command a premium in terms of time charter rates versus their narrower beam (Panamax and smaller) peers.

        Slot costs can be calculated using the following formula, where the cargo-carrying capacity of a vessel is defined as the maximum number of 20 ft containers weighing 14 tons that a ship is able to carry (as opposed to its nominal TEU capacity).

        The greater the cargo-carrying capacity and fuel-efficiency of a ship, the lower the slot cost. The lower the slot cost, the more attractive a vessel is to liner companies in the charter market. Fuel efficiency is a function of both the size of the vessel and of the design features of an individual vessel. As vessel size increases, daily fuel costs per slot decrease.

        Further, under higher fuel price scenarios the fuel efficiency of larger vessels relative to smaller vessels increases. As fuel costs are expected to increase once new MARPOL Annex VI regulations (IMO 2020) come into force on 1 January, 2020, questions of fuel efficiency and their impact on slot costs will become ever more important to liner companies.

        It must be noted, however, that the potential economies associated with deploying larger vessels can only be unlocked if the utilization levels on those vessels (the percentage of available capacity actually occupied) are high. Other factors that influence that ability to capitalize on lower slow costs include voyage length (larger vessels tend to be most cost-efficient on longer trades) and physical constraints (ports need to be sufficiently deep, with appropriate berth length, and equipped with sufficient shore-side infrastructure to handle larger vessels). With these limitations in mind, liner companies look for the lowest possible slot cost on any possible trade, and size vessels accordingly.

        For this reason, different types of services use different sizes and designs of vessels, and the range of trade-lanes available to a particular fleet segment, and whether these trade-lanes are favorable from a voyage economics perspective, is of critical importance.

        There is considerable overlap in trading patterns for each size segment of the containership fleet and these patterns have evolved, and continue to evolve, over time. Since 2008, the tonnage cascade—which refers to the process of the deployment of larger vessels which displace smaller vessels which, in turn, displace even smaller vessels onto other tradelanes—has accelerated due to the top-heavy orderbook and comparatively weaker recent volume growth on the Mainlanes. As at September 30, 2019 75.0% of capacity over 10,000 TEU, was deployed on Mainlane trades. However, mid-sized and smaller tonnage remains core to global container shipping networks, especially on the non-Mainlane and large intra-regional trades such as intra-Asia.

 Containership Deployment by Trade, as at September 30, 2019

        Deployment for the 5,200-7,599 TEU and 3,900-5,199 TEU fleet segments is split more evenly: for vessels in the 5,200-7,599 TEU segment the Mainlanes provide 28.9% of employment, non-Mainlane East-West and North-South trades combined a further 62.4%, and longer-haul regional routes the remaining 8.8%; for vessels in the 3,900-5,199 TEU 'classic' Panamax segment, Mainlane trades provide 20.6% of employment, non-Mainlane East-West trades 7.7%, North-South trades 32.1%, and regional and South-South routes the remaining 39.2%. Significant numbers of 'classic' Panamax vessels have been re-deployed to what were traditionally 'feeder' trades in recent years, especially in Chinese coastal and longer-haul intra-Asian trades.

        Non-Mainlane East-West and North-South trades provide employment to just under half of the 2,000-3,899 TEU fleet segment, with most of the remainder employed on regional routes. Vessels below 2,900 TEU ("feeder vessels") are most commonly employed on intra-regional trades, which account for 71.0% of feeder deployment; North-South trades account for an additional 17.6%, with the remainder split between non-Mainlane East-West and specialist Mainlane routes.

        Generally speaking, deployment on Mainlane trades is not limited by 'hard' physical size restrictions. This certainly applies to the major European, Middle Eastern and Far East ports, which can accommodate the largest vessels in the fleet. Whilst in theory some North American ports can also accommodate 18,000 TEU vessels, liner companies have been reluctant to deploy these larger vessels in North America to date.

        Deployment on non-Mainlane trades is more often subject to physical constraints, such as shallow draft, length restrictions, and limited shore-side infrastructure. Factors such as these can be compounded by liner companies' desire not to tie up their larger, strategic vessels in congested or otherwise inefficient ports. In emerging markets, under-developed shore-side infrastructure can also create a requirement for geared vessels with their own cranes to load and unload cargo. As at September 30, 2019, 10.0% of the global fleet (by TEU capacity) was geared, while geared tonnage represented only 2.6% of the industry-wide orderbook. The simple average age of the geared fleet across the industry was 15.1 years.

        In addition to infrastructure considerations, some key restrictions to introducing larger vessels onto many regional services are commercial. Due to short voyage distances, frequent port calls and lower volumes, it can be challenging to both maintain a high-frequency service and keep vessel utilization at a profitable level when larger vessels are introduced. This difficulty is compounded when a route is served by many independent operators. On regional trades, the liner operator landscape remains highly fragmented.

Liner Industry Consolidation

        An important development in the sector over the last few years has been a wave of consolidation between liner operators.

        Significant recent mergers include: Hapag-Lloyd and CSAV in 2014; Hamburg Süd and CCNI in 2015; COSCON and CSCL (both Chinese state-owned carriers), to form COSCO Shipping, in 2016; CMA CGM and APL in 2016; Hapag-Lloyd and UASC in 2017; Maersk Line and Hamburg Süd in 2017; COSCO Shipping and OOCL in 2018; and the three major Japanese operators—MOL, NYK Line and K Line—to form Ocean Network Express (ONE) in 2018. This process of consolidation has reduced the number of global operators to eight (from 20, in 2016).

        On the Mainlane trades the principal carriers operate in alliances, through which liners combine to operate joint services under vessel sharing arrangements. This allows for a more efficient service network, the offering of a greater range of direct port pairs, and management of capacity. As of 30 September, 2019, there were three alliances operating on the Mainlane trades: the 2M Alliance, the OCEAN Alliance and THE Alliance. Other major liner companies (such as Zim) may cooperate with an alliance on a trade-by-trade basis. Formal alliances do not operate outside of the Mainlane trades, although non-Mainlane trades do see other forms of cooperation between liner companies.

Liner Company Alliance Members, as of September 30, 2019

        The chart above shows the effects of the pending entry of HMM into THE Alliance. HMM had previously operated a vessel sharing agreement on certain trades with the 2M Alliance, but was not a full alliance member.

        As shown in the chart below, each of the alliances—which comprise nine companies in total—will control a larger volume of operating capacity than the aggregate of the remaining 91 out of the top 100 operators (on the basis of the current fleet and orderbook).

Operating Capacity (Existing and On-Order as at September 30, 2019)
of the Liner Company Alliances

Containership Leasing

        Fully cellular fleet ownership is split between liner companies and charter-owners. Liner companies are logistics service providers. They are responsible for the seaborne transportation of containerized cargo, its handling at load and discharge ports and also often inland transportation between those ports and the container's origin/destination. While there are more than a hundred liner companies, over 67.0% of fully cellular capacity is controlled by the top five lines and 93.0% of capacity is controlled by the top twenty lines.

        Liner companies have increasingly disaggregated vessel operation from vessel ownership. In a highly capital-intensive industry, chartering vessels allows liner companies to outsource their capital requirements while also giving them a platform to flex operating capacity up and down in line with fluctuations in demand. As at September 30, 2019, 55.0% of containership capacity deployed by the top 25 liners was chartered in from containership lessors. 54.0% of the total capacity operated by all liner companies was chartered in. 12.3% of overall capacity is provided by the top five charter-owners, and 22.4% by the top 30. In 1995 it has been reported that only 16.0% of the liner fleet was chartered in.

 Ownership of Containership Fleet Capacity, September 30, 2019

        The chart below shows the fleet and orderbook of the top 25 liner companies, as well as highlighting the percentage of their capacity which is chartered in.

Fleet Profiles of the Top 25 Liner Companies, September 30, 2019

        Charter-owners are represented throughout the containership fleet. However, they are particularly prominent in the market for smaller vessels, controlling over half the tonnage in every fleet segment below 3,900 TEU. Overall, the charter-owner fleet totaled over 12.0 million TEU as at September 30, 2019, of which nearly 4.6 million TEU was composed of vessels under 5,200 TEU.

The Charter-owner Fleet by Vessel Size Segment, September 30, 2019

        Historically, the German KG system was the principal source of funding for many German shipowners, allowing them to become leading providers of chartered containership tonnage.

        A KG is a closed end fund construct broadly analogous to a limited partnership. It has been employed as an investment vehicle for high net worth individuals (primarily German) in various asset classes, including shipping assets. In addition to the returns from their investments, investors in ship-oriented KGs also gain various tax benefits; although since 2005 these tax benefits have been reduced.

        However, since 2008 the KG environment for ship investments has been significantly constrained, with limited new capital raised. The resulting retrenchment of German owners—traditionally the providers of mid-sized and smaller tactical tonnage to the sector—has had a significant impact.

        The top charter-owners are now far more mixed. However, both in terms of volume and as a percentage of the overall orderbook, the aggregate charter-owner orderbook is low by historic standards. As recently as the beginning of 2015, charter-owners accounted for nearly 70.0% of the outstanding industry-wide orderbook; as at September 30, 2019 the proportion stood at 47.0%.

 Fleet Profiles of the Top 30 Charter-Owners, September 30 2019

Contractual Dynamics and Economics of the Containership Leasing (Charter) Market

        Liner companies charter vessels in from independent charter-owners. Charters can either be on a time charter or a bareboat basis.

        Under a time charter, with the exception of fuel, which is paid for by the lessee, the operating costs of the vessel—including crewing and provisioning, maintenance and repair, lubricating oils and insurances—are borne by the lessor. The lessor must also cover capital expenditure associated with maintaining the vessel, including that for periodic drydocking. Time charters are broadly analogous to wet leases.

        Under a bareboat charter, all operating expenses (including fuel) are borne by the lessee. The lessee must also typically cover required capital expenditure on the vessel during the lifetime of the lease. Bareboat charters are effectively financing transactions.

        Shipping industry bodies, such as BIMCO (the "Baltic and International Maritime Council"), have developed standard contractual forms as the bases for time charter and bareboat charter agreements. These forms have been widely adopted by the industry.

        Time charters tend to be more common than bareboat charters in the containership charter market.

        Charter periods can vary in length. The spot market generally refers to charters of 12 months or less. Term charters cover longer fixtures: periods of five years or more are not uncommon. Charters of over seven years tend to be more akin to a financing arrangement than tactical access to tonnage. Charter contracts with international liner operators tend to be denominated in U.S. dollars.

        The containership charter market has evolved with the containership fleet, with a liquid charter market only developing for a given vessel size segment once the fleet of vessels on the charter market for that segment reaches a critical mass. This can be driven by charter-owners making speculative orders for the charter market (currently rare), liner companies selling vessels to charter-owners (either outright, or with a charter back), and from ships entering the charter market on expiry of their initial "financing" charters. Consequently, the charter market for the smaller sizes of containerships has a longer pedigree than for larger vessels. Today, there is a liquid charter market for vessels up to around 8,500 TEU. Although there are larger ships on the charter market, transaction volumes are currently limited.

        The volume of containership charter fixtures varies according to the demand for ships and the average length of charter. The chart below shows the evolution of reported containership fixtures. In 2005 and 2006 the total volume of charter fixtures fell as average charter length increased with firm industry conditions. Conversely, fixtures in 2012 reached their highest level ever, in part as a result of shorter charter periods due to the weaker industry conditions but also as a function of the larger charter-owner fleet. 2013 fixtures were estimated to have fallen marginally below 2012 levels, but since then the volume of fixtures activity has remained elevated. Fixture activity in 2017 was especially strong, but fell back in 2018. Fixture activity so far in 2019 has been healthy.

Reported Annual Containership Fixture Activity,
through September 30, 2019

Average Length of Containership Fixtures, sub-8,500 TEU Vessels, Q1 1990-Q3 2019

        In the spot, or short-term, charter market, rates are driven by the dynamics of supply and demand (see the chart below), which may differ by fleet segment. Generally, when demand growth exceeds supply growth, earnings in the short-term charter market tend to improve. However, this trend can be distorted by additional factors such as slow steaming (which has the effect of reducing effective supply, without being reflected in supply-side growth statistics) and idle capacity (which exacerbates the impact of supply growth). As at September 30, 2019, idle capacity was limited (3.2%—including ships being retro-fitted for scrubbers), while IMO 2020 is expected to catalyse incremental slow steaming.

 Containership Earnings in the Spot Charter Market
are Shaped by Supply and Demand Fundamentals
(2019 and 2020 Data are Forecast Values)

        The Containership Spot Market Charter Rate Index used above is calculated using weighted average charter rates of vessels from 10 different fleet segments, with the weighting assigned according to the number of fixtures reported in each vessel size segment in a given year.

 Evolution of Containership Time Charter Rates
in the Short-Term Charter Market, through September 30, 2019

        Spot market timecharter rates have fluctuated since the market trough in Q4 2016. In most cases historically the timecharter earnings of vessels of different sizes have moved in tandem, even if the larger vessels in less liquid markets see greater volatility and greater upside, Over the first half of 2019 this normal pattern did not hold, as spot timecharter market earnings of larger vessels (above 5,500 TEU) increased strongly while earnings for smaller benchmarks saw little to no gain. This has been attributed to the impact of 'scrubber' installation prior to the MARPOL regulatory changes on January 1, 2020, discussed below, which created the need for liner companies to charter in replacement tonnage to replace vessels removed from the fleet to have exhaust cleaning technology installed. As the vessels undergoing these installations tended to be large vessels (larger than 8,000 TEU) liner companies have tried to source relatively large vessels as their replacements.

 Panamax and Post-Panamax Time Charter Earnings Developments since Q4 2018

Asset Values

        Containership newbuilding prices are dictated by the global supply of, and overall demand across all shipping sectors for, shipyard capacity; also the input costs faced by the shipyards themselves (primarily steel, labor, equipment and energy). In the years prior to 2008, containership newbuilding prices were very strong, driven not only by demand from containership owners and operators but also through competition for shipyard berths from other sectors. The shipbuilding industry responded to high demand by increasing supply, with China in particular being a source of significant new capacity. The chart below tracks the evolution of global yard capacity since 1995.

 Evolution of Global Yard Capacity, 1995 through 2020, 2019 and 2020 Values are Forecasts

        The overhang in yard capacity, caused by the reduced ordering of all vessel types, has taken a long time to clear, and indeed between 2014 and 2016 global yard capacity actually rose as a result of expansions in China and South Korea. Since 2017, however, global yard capacity has once again begun to fall.

        The secondhand market for containerships has grown along with the container shipping industry, particularly as charter-owners have increased their share of the fleet, driving an increase in the number of transactions. Secondhand containership sales can either be on a charter-free basis, where the vessel is delivered as-is, or with a charter contract attached. The latter is particularly common when liner companies are selling a vessel: charter-owners often find a sale and leaseback structure attractive for the contracted cash flow during the leaseback period, while liner companies take an asset off their balance sheet and release equity. The economics of such a transaction are negotiated as a function of purchase price, charter rate, charter duration, expected residual value of the vessel and counterparty risk.

        Sale and purchase activity within the sector is influenced both by sentiment and by the availability of capital.

Sale and Purchase Transactions for Containerships, by Size of Vessel, 2010 through September 30, 2019

        Charter-free containership values between 2003 and 2008 were at elevated levels, driven by strong industry conditions, elevated charter earnings, and high newbuilding prices. However, as the earnings environment deteriorated at the end of 2008, asset values also came under pressure. Since the financial crisis, secondhand prices have—with the brief exception of 2010 and 2011—remained significantly below pre-crisis levels.

        The chart below shows the evolution of prices for newbuildings, five-year-old, ten-year-old, fifteen-year-old and twenty-year-old vessels, using a weighted index across vessel sizes from 500 TEU to 8,500 TEU, with weighting provided by fleet size in number of ships by vessel size in each year.

 Price Index for Newbuild, 5-year-old, 10-year-old,
15-year-old, and 20-year-old vessels (100 = Average since January 2000), through September 30, 2019

        As at September 30, 2019, the newbuilding price for a theoretical 3,500 TEU vessel was $42.5 million, down from a 2008 peak of almost $66.0 million, but up from a 2017 trough of $33.5 million. The resale price for a 15-year-old vessel at the same point was a little under $5.9 million, barely distinguishable from scrap value. Despite some recovery from the low-point in resale prices reached in 2016 (where a 15-year-old vessel reached $4.2 million), prices remain low by historic standards. The chart below shows the evolution of benchmark prices for a 3,500 TEU vessel.

 3,500 TEU Vessel Price Benchmarks for Newbuildings,
Existing Tonnage (Five Year Old Vessels, Ten Year Old, and
15 Year Old Vessels) and Scrap, through September 30, 2019

        The resale price of vessels (particularly older units) is also affected by fluctuations in vessel demolition prices. Vessel demolition prices are driven by scrap steel markets in the Indian Subcontinent, where the large majority of vessels are sold for demolition. Demolition prices are volatile, with prices for the first nine months of 2019 averaging $408 / ldt.

 Indian Subcontinent Containership Demolition Prices, $/ldt, January 2000 to September 2019

        The charts below show the evolution of, and correlations between, newbuilding prices, second hand asset values, and earnings in the short-term charter market over time. The first chart shows long term trends, while the second focuses on developments since the fundamentals-driven recovery commencing early-2017. Both charts also reflect the impact of seasonality and sentiment upon the sector.

Spot Market Time Charter Rate, Newbuild Price
and Secondhand Price Index Development, through September 30, 2019

 Asset Value and Spot Market Time Charter Rate Development, October 1, 2016
through September 30, 2019

Time Charter Market Rates

        The table below shows market charter rates, as of September 30, 2019, for a time charter of one year for a containership of generally equivalent TEU capacity, age and certain other characteristics to those vessels in Danaos Corporation's current fleet. These charter rates are based on recently concluded fixtures in the containership charter market, which in some cases may involve a limited number of relevant transactions and vessels that are not entirely comparable to those in Danaos Corporation's fleet, and reflect charter rates which may have been influenced by other relevant factors. Containership time charter rates are volatile and can be expected to fluctuate significantly, depending upon general economic and market conditions affecting the containership industry, and therefore there can be no assurance that time charters at the market rates set forth in the below table would be available for such vessels when they become available for re-chartering or at any other particular time.

Vessel Name	Year Built	Vessel Size (TEU)	Current Market Timecharter Rate ($/day)	Scrubber Fitted Rate (open loop, today) ($/day)	Scrubber Fitted Rate (open loop, 2020) ($/day)
MSC Ambition	2012	13,100	$45,772	$55,529	$59,168
Maersk Exeter	2012	13,100	45,772	55,529	59,168
Maersk Enping	2012	13,100	45,772	55,529	59,168
Hyundai Respect	2012	13,100	45,772	55,529	59,168
Hyundai Honour	2012	13,100	45,772	55,529	59,168
Express Rome	2011	10,100	34,811	—	—
Express Berlin	2011	10,100	34,811	—	—
Express Athens	2011	10,100	34,811	—	—
Le Havre	2006	9,580	33,248	42,152	45,460
Pusan C	2006	9,580	33,248	42,152	45,460
CMA CGM Melisande	2012	8,530	30,090	—	—
CMA CGM Attila	2011	8,530	30,090	—	—
CMA CGM Tancredi	2011	8,530	30,090	—	—
CMA CGM Bianca	2011	8,530	30,090	—	—
CMA CGM Samson	2011	8,530	30,090	—	—
America	2004	8,468	29,954	38,530	41,711
Europe	2004	8,468	29,954	38,530	41,711
CMA CGM Moliere	2009	6,500	27,118	—	—
CMA CGM Musset	2010	6,500	27,118	—	—
CMA CGM Nerval	2010	6,500	27,118	—	—
CMA CGM Rabelais	2010	6,500	27,118	—	—
CMA CGM Racine	2010	6,500	27,118	—	—
YM Mandate	2010	6,500	27,118	—	—
YM Maturity	2010	6,500	27,118	—	—
Dimitra C	2002	6,402	26,267	—	—
Performance	2002	6,402	26,267	—	—
ZIM Rio Grande	2008	4,253	13,761	—	—
ZIM Sao Paolo	2008	4,253	13,761	—	—
ZIM Kingston	2008	4,253	13,761	—	—
ZIM Monaco	2009	4,253	13,761	—	—
ZIM Dalian	2009	4,253	13,761	—	—
ZIM Luanda	2009	4,253	13,761	—	—
YM Seattle	2007	4,253	13,761	—	—
YM Vancouver	2007	4,253	13,761	—	—
Derby D	2004	4,253	13,761	—	—
ANL Tongala	2004	4,253	13,761	—	—

Vessel Name	Year Built	Vessel Size (TEU)	Current Market Timecharter Rate ($/day)	Scrubber Fitted Rate (open loop, today) ($/day)	Scrubber Fitted Rate (open loop, 2020) ($/day)
Dimitris C	2001	3,430	$11,353	—	—
Express Argentina	2010	3,400	11,353	—	—
Express Brazil	2010	3,400	11,353	—	—
Express France	2010	3,400	11,353	—	—
Express Spain	2011	3,400	11,353	—	—
Express Black Sea	2011	3,400	11,353	—	—
Singapore	2004	3,314	11,243	—	—
Colombo	2004	3,314	11,243	—	—
MSC Zebra	2001	2,602	11,675	—	—
Danae C	2001	2,524	11,537	—	—
Amalia C	1998	2,452	11,410	—	—
Vladivostok	1997	2,200	9,868	—	—
Stride	1997	2,200	9,868	—	—
Sprinter	1997	2,200	9,868	—	—
Future	1997	2,200	9,868	—	—
Advance	1997	2,200	9,868	—	—
Bridge	1998	2,200	9,868	—	—
Highway	1998	2,200	9,868	—	—
Progress C	1998	2,200	9,868	—	—

 TAXATION

        You should carefully read the discussion of the principal United States federal, Marshall Islands and Liberian tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section of our Annual Report on Form 20-F for the year ended December 31, 2018 filed with the SEC on March 5, 2019 entitled "Item 10. Additional Information—Tax Considerations."

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, dated                , 2019, among us and Citigroup Global Markets Inc. and Jefferies LLC, as representatives of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters have agreed severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Jefferies LLC

Total

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, such as the receipt by the underwriters of officer's certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement further provides that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, if any of them are purchased. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Expenses

        The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $            per share under the public offering price. After the offering of the shares of our common stock, the public offering price, concessions and reallowance to brokers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

        The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us(1)	$	$	$	$
Proceeds to us, before expenses and fees	$	$	$	$

(1)
The underwriters will not receive an underwriting discount or commission on the sale of common stock to Danaos Investment Limited and other Danaos-related purchasers.

        We estimate expenses payable by us in connection with this offering, other than underwriting discounts and commissions referred to above, will be approximately $700,000, including up to $200,000 that we have agreed to reimburse the underwriters for out-of-pocket expenses, including legal fees, incurred in connection with the offering which may be deemed underwriting compensation. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares as the number listed next to the underwriter's name in the preceding table bears to the total number of shares listed next to the names of all underwriters in the preceding table.

Option to Purchase Additional Shares

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of            shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions.

Listing

        Our common stock is listed on the New York Stock Exchange under the trading symbol "DAC."

No Sale of Similar Securities

        Each of our current executive officers and our directors, other than George Economou, who beneficially owns 1,544,401 shares of our common stock and has indicated an interest in purchasing up to $5 million of common stock in this offering by exercising contractual participation rights, Danaos Investment Limited and certain other significant stockholders owning an aggregate of 70% of the outstanding shares of our common stock immediately prior to this offering, have agreed that, without the prior written consent of Citigroup Global Markets Inc. and Jefferies LLC, they will not, subject to certain limited exceptions, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by them or any of their affiliates or any person in privity with them or any of their affiliates) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of common stock or any securities convertible into, or exercisable for, shares common stock; or

  •
  publicly announce an intention to effect any such transaction, until                , 2019.

        We have agreed that, without the prior written consent of Citigroup Global Markets Inc. and Jefferies LLC, we will not, subject to certain limited exceptions, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or any of our affiliates) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of common stock or any securities convertible into, or exercisable for, shares common stock; or

  •
  publicly announce an intention to effect any such transaction, until                , 2019;

provided, however, that we may issue and sell common stock pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan of the Company in effect on the date hereof and we may issue common stock issuable upon the conversion of securities or the exercise of warrants outstanding on the date hereof.

Stabilization

        The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

        "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising its option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares.

        "Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

        A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of common stock.

The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

        The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

Electronic Distribution

        A prospectus in electronic format may be made available by e-mail or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

        The underwriters and certain of their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments, for which they received or will receive customary fees and expenses.

        In particular, affiliates of Citigroup Global Markets Inc. are lenders are certain of our senior secured facilities and an affiliate of Citigroup Global Markets Inc. owns 292,424 shares of our common stock.

European Economic Area

        In relation to each Member State of the European Economic Area (each a "Member State"), no shares of our common stock have been offered or will be offered to the public in that Member State, except that offers of shares of our common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

  a.
  to any legal entity which is a qualified investor as defined in Article 2(e) under the Prospectus Regulation;

  b.
  to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

  c.
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

        This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, each in case in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

United Kingdom

        This prospectus supplement and any other material in relation to the shares described herein is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

        Each of the underwriters has represented, warranted and agreed that:

  a.
  it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any securities which are the subject of an offering contemplated by this prospectus supplement (the "securities") other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the securities would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the "FSMA") by the Company;

  b.
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

  c.
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Canada

        The shares may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES

        The following are the expenses estimated to be incurred by us in connection with this offering.

SEC Registration Fee	$7,650
FINRA Filing Fee	$9,750
Printing	$100,000
Legal Fees and Expenses	250,000
Accountants' Fees and Expenses	50,000
NYSE Fees	35,000
Expense Reimbursement	$200,000
Miscellaneous Costs	47,600

Total	$700,000

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The sections in this prospectus supplement entitled "Prospectus Summary—Container Shipping Industry" and "The International Container Shipping and Containership Leasing Industry" have been reviewed by Maritime Strategies International Ltd., which has confirmed to us that they accurately describe the international container shipping market.

LEGAL MATTERS

        The validity of the common stock offered hereby and certain other legal matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

        We are a Marshall Islands corporation and our executive offices are located outside of the United States. A majority of our directors and officers and some of the experts named in this prospectus supplement reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

PROSPECTUS

$300,000,000

Danaos Corporation

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units
Depositary Shares

COMMON STOCK OFFERED
BY THE SELLING STOCKHOLDERS

        Through this prospectus, we may offer common stock, preferred stock, debt securities, warrants, rights, units and depositary shares from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

        In addition, selling stockholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement, may offer and sell from time to time up to 4,182,832 shares of common stock using this prospectus and any prospectus supplement. We will not receive any of the proceeds from any sale of common stock by the selling stockholders, or by their respective pledgees, donees, transferees or other successors in interest.

        The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

        Our common stock is traded on the New York Stock Exchange under the symbol "DAC".

        Our principal executive offices are located at c/o Danaos Shipping Company Limited, 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at such address is +30 210 419 6480.

        Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled "Risk Factors" on page 4 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2019.

i

FORWARD-LOOKING STATEMENTS

        All statements in this prospectus (and in the documents incorporated by reference herein) that are not statements of historical fact are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as "forward-looking statements". In some cases, predictive, future-tense or forward-looking words such as "believe", "intend", "anticipate", "estimate", "project", "forecast", "plan", "potential", "may", "should", "could" and "expect" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission (the "SEC"), other information sent to our security holders, and other written materials. We caution that these and other forward- looking statements included in this prospectus (and as of the date of the documents incorporated by reference herein) represent our estimates and assumptions as of the date of this prospectus (and in the documents incorporated by reference herein) or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results.

        Factors that might cause future results to differ include, but are not limited to, the following:

  •
  future operating or financial results;

  •
  pending acquisitions and dispositions, business strategies and expected capital spending;

  •
  operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

  •
  general market conditions and shipping market trends, including charter rates, vessel values and factors affecting supply and demand;

  •
  our ability to comply with the terms of the agreements entered into in connection with our debt refinancing consummated on August 10, 2018 (the "2018 Refinancing");

  •
  our financial condition and liquidity, including our ability to comply with covenants in our financing arrangements and to service or refinance our outstanding indebtedness;

  •
  performance by our charterers of their obligations;

  •
  the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of our ships;

  •
  our ability to obtain financing in the future to fund acquisitions and other general corporate activities;

  •
  our continued ability to enter into multi-year, fixed-rate period charters with our customers;

  •
  our ability to leverage to our advantage our manager's relationships and reputation in the containership shipping sector of the international shipping industry;

  •
  changes in governmental rules and regulations or actions taken by regulatory authorities;

  •
  potential liability from future litigation; and

  •
  other factors discussed in "Risk Factors" in this prospectus.

        We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

        Unless we otherwise specify, when used in this prospectus the terms "Danaos", the "Company", "we", "our", "us" or similar terms refer to Danaos Corporation and its subsidiaries and/or any one of them. We use the term "twenty-foot equivalent unit" or "TEU", the international standard measure of containers, in describing the capacity of our containerships.

 THE COMPANY

        We are an international owner of containerships, chartering our vessels to many of the world's largest liner companies. As of February 28, 2019, we had a fleet of 55 containerships aggregating 327,616 TEUs, making us among the largest containership charter owners in the world, based on total TEU capacity. Gemini Shipholdings Corporation ("Gemini"), in which we have a 49% minority equity interest, had a fleet of four containerships of 23,998 TEU aggregate capacity as of February 28, 2019. Our strategy is to charter our containerships principally under multi-year, fixed-rate period charters to a diverse group of liner companies, including many of the largest companies globally, as measured by TEU capacity.

        Danaos Corporation, formerly Danaos Holdings Limited, was formed on December 7, 1998 under the laws of Liberia. We operate through a number of wholly-owned subsidiaries which own the vessels in our fleet. Danaos Holdings Limited was redomiciled in the Marshall Islands on October 7, 2005. In connection with the redomiciliation, the Company changed its name to Danaos Corporation. Our principal executive offices are c/o Danaos Shipping Co. Ltd., Athens Branch, 14 Akti Kondyli, 185 45 Piraeus, Greece. Our telephone number at that address is +30 210 419 6480. Our website is http://www.danaos.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference.

        Additional information about the Company and its subsidiaries is included in documents incorporated by reference in this prospectus. See "Incorporation of Certain Information by Reference".

 RISK FACTORS

        Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading "Risk Factors" in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference".

        Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our securities. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or risks that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $300,000,000 of any combination of the securities described in this prospectus and the selling stockholders may sell up to 4,182,832 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we and the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information".

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a "foreign private issuer", we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer", we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

        This prospectus incorporates by reference the following documents:

  •
  our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on March 5, 2019;

  •
  our Registration Statement on Form 8-A filed with the SEC on October 2, 2006, as amended from time to time.

        We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial registration statement filing and prior to the effectiveness of the registration statement and after the date of this prospectus (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

        We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the "Investors" section of our website at www.danaos.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

Danaos Corporation
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
185 45 Piraeus, Greece
Telephone No.: + 30 210 419 6401
Fax No.: + 30 210 419 6489
Attention: Chief Financial Officer

        You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

USE OF PROCEEDS

        Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

  •
  the acquisition of new vessels;

  •
  additions to working capital; and

  •
  the repayment of indebtedness.

        We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

        We will not receive any of the proceeds from any sale of common stock by the selling stockholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

        Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference, or in a prospectus supplement.

 DESCRIPTION OF CAPITAL STOCK

Authorized Capital

        Under our articles of incorporation, our authorized capital stock consists of 750,000,000 shares of common stock, $0.01 par value per share, of which, as of February 28, 2019, 213,324,455 shares were issued and outstanding and fully paid, and 100,000,000 shares of blank check preferred stock, $0.01 par value per share, of which, as of February 28, 2019, no shares were issued and outstanding.

  Common Stock

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of shares of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

  Blank Check Preferred Stock

        Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 100,000,000 shares of blank check preferred stock.

Articles of Incorporation and Bylaws

        Our purpose is to engage in any lawful act or activity relating to the business of chartering, rechartering or operating containerships, dry bulk carriers or other vessels or any other lawful act or activity customarily conducted in conjunction with shipping, and any other lawful act or activity approved by the board of directors. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

        Under our bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

  Directors

        Our directors are elected by a plurality of the votes cast at each annual meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting. The Stockholders Agreement entered into in connection with the 2018 Refinancing, described below under "—Stockholders Agreement", contains certain provisions relating to the composition of our Board of Directors.

        The board of directors may change the number of directors to not less than two, nor more than 15, by a vote of a majority of the entire board, subject to the terms of the Stockholders Agreement described below under "—Stockholders Agreement". Each director shall be elected to serve until the third succeeding annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, except in the event of death, resignation or removal. A vacancy on the board created by death, resignation, removal (which may only be for cause), or failure of the stockholders to elect the entire class of directors to be elected at any election of directors or for any other reason, may be filled only by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, at any special meeting called for that purpose or at any regular meeting of the board of directors. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors for attendance at any meeting or for services rendered to us.

  Dissenters' Rights of Appraisal and Payment

        Under the Marshall Islands Business Corporations Act, or the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and to receive payment of the fair value of their shares. However, the right of a dissenting stockholder under the BCA to receive payment of the fair value of such stockholder's shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting stockholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands in which our Marshall Islands office is situated or in any appropriate jurisdiction outside the Marshall Islands in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

  Stockholders' Derivative Actions

        Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

  Supermajority Stockholder Approval

        At the Company's 2018 annual meeting of stockholders on July 20, 2018, the Company's stockholders approved and adopted an amendment to the Company's Restated Articles of Incorporation to require supermajority stockholder approval to take certain actions, which amendment was filed with the Marshall Islands registrar of corporations and became effective on August 10, 2018. Specifically, the amendment provides that, prior to the earlier to occur of (1) the fifth (5th) anniversary of the effective date of such amendment and (2) (x) the Company's lenders having the opportunity to register the common stock received by such lenders in the 2018 Refinancing pursuant to a shelf registration statement that has been declared effective by the SEC and (y) the consummation of sales of common stock with aggregate net proceeds to the Company of at least $50.0 million following the August 10, 2018 closing date (the "2018 Refinancing Closing Date") of the 2018 Refinancing, the Company may not take any of the following actions without an affirmative vote by the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of capital stock entitled to vote generally for the election of directors, at any annual meeting or at any special meeting: (i) amending the Company's Restated Articles of Incorporation or the bylaws in a manner that adversely affects the rights of the holders of the common stock; (ii) consummating any merger, consolidation, spin-off or sale of all or substantially all of the assets of the Company or the Company and its subsidiaries, taken as a whole; (iii) delisting the common stock such that the common stock is not listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors); (iv) deregistering the common stock under Section 12 of the Exchange Act; or (v) substantially changing the nature of the Company's business from the ownership, operation and management of maritime shipping assets.

Anti-takeover Provisions of our Charter Documents

        Several provisions of our restated articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock

        Under the terms of our articles of incorporation, our board of directors has authority, without any further vote or action by our stockholders, to issue up to 100,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

  Classified Board of Directors

        Our articles of incorporation provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

  Election and Removal of Directors

        Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Calling of Special Meetings of Stockholders

        Our bylaws provide that special meetings of our stockholders may be called by our board of directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year's annual meeting. If, however, the date of our annual meeting is more than 30 days before or 30 days after the first anniversary date of the previous year's annual meeting, a stockholder's notice must be received at our principal executive offices by the later of (i) the close of business on the 90th day prior to such annual meeting date or (ii) the close of business on the tenth day following the date on which such annual meeting date is first publicly announced or disclosed by us. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or to make nominations for directors at an annual meeting of stockholders.

  Business Combinations

        Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested stockholders," we have included these provisions in our articles of incorporation. Specifically, our restated articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

  •
  any person who is the beneficial owner of 15% or more of our outstanding voting stock; or

  •
  any person who is our affiliate or associate and who held 15% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested stockholder is determined, and the affiliates and associates of such person.

        Subject to certain exceptions, a business combination includes, among other things:

  •
  certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all our assets, determined on a consolidated basis, or the aggregate value of all our outstanding stock;

  •
  certain transactions that result in the issuance or transfer by us of any stock of the Company or any direct or indirect majority-owned subsidiary of the Company to the interested stockholder;

  •
  any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested stockholder or any affiliate or associate of the interested stockholder; and

  •
  any receipt by the interested stockholder of the benefit directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

        These provisions of our articles of incorporation do not apply to a business combination if:

  •
  before a person became an interested stockholder, our board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

  •
  at or following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder;

  •
  the stockholder was or became an interested stockholder prior to our initial public offering;

  •
  a stockholder became an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between our company and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

  •
  the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

  i.
  a merger or consolidation of our company (except for a merger in respect of which, pursuant to the BCA, no vote of the stockholders of our company is required);

  ii.
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of our company or of any direct or indirect majority-owned subsidiary of our company (other than to any direct or indirect wholly-owned subsidiary or to our company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of our company determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

  iii.
  a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

Stockholder Rights Plan

        The rights issued pursuant to a stockholder rights agreement, dated as of September 18, 2006, as amended from time to time thereafter, between us and American Stock Transfer & Trust Company, LLC, as rights agent, expired on December 17, 2018. Accordingly, our shares of common stock no longer include a right entitling the holder, upon the occurrence of a triggering event, to purchase from us a unit consisting of one-thousandth of a share of our Series A participating preferred stock.

Stockholders Agreement

        The Company entered into a Stockholders Agreement (the "Stockholders Agreement") with those lenders that received shares of common stock in connection with the 2018 Refinancing and Danaos Investment Limited as trustee of the 883 Trust ("DIL"), as described below.

  •
  Board of Directors.  The Stockholders Agreement provides that our board of directors is required to consist of up to nine directors and that a majority of the board be "independent" under NYSE rules.

  •
  Tag-Along Rights.  The Stockholders Agreement provides for "tag-along" rights until (i) such time as all of the stockholders party to the Stockholders Agreement have had the opportunity to register their shares on an effective shelf registration statement filed with the SEC and (ii) the completion of a registered offering of common stock resulting in net proceeds to us of at least $50 million following the 2018 Refinancing Closing Date. Such tag-along rights provide, subject to certain exceptions described in the Stockholders Agreement, that upon a sale by DIL or its affiliates of common stock resulting in another person or its affiliates (other than stockholders party to the Stockholders Agreement) holding more than 15% of our issued and outstanding common stock or resulting in DIL and its affiliates holding less than 20% of our issued and outstanding common stock, each stockholder party to the Stockholders Agreement has the right to require the proposed purchaser to purchase from it the number of shares of common stock requested to be included by such stockholder in the sale, on a pro rata basis, at a price equal to and on terms and conditions no worse than the highest price paid and most favorable terms agreed to by that proposed purchaser in the previous 12 months.

  •
  Purchases of Common Stock by DIL.  The Stockholders Agreement provides that in the event DIL or any of its affiliates makes any offer to purchase any common stock from any stockholder party to the Stockholders Agreement (other than DIL or its affiliates, or offers made to all stockholders), DIL or such affiliate must also offer to purchase, on the same terms, the common stock owned by each stockholder party to the Stockholders Agreement, on a pro rata basis based on the ownership of common stock of stockholders exercising this right.

  •
  Dividend Reinvestment Commitment by DIL.  The Stockholders Agreement includes an undertaking by DIL that, until the earlier of the repayment or refinancing in full of the new credit facilities and June 30, 2024, it will, within six months of receipt of dividend payments from us, either (i) reinvest 50% of all such cash dividends in the manner described below, or (ii) place such amount into escrow to be released only for the purpose of such reinvestments or to DIL at the repayment or refinancing in full of all our new credit facilities. Such reinvestments will be made by way of a subscription for common stock in a public offering by us at the price offered to the public in such offering (as determined by a committee of our board of directors comprising solely of disinterested independent directors) or, if there is no such public offering during that six (6) month period, in a private placement at a price no less than the volume weighted average trading price of our common stock on the NYSE over the consecutive thirty (30) trading day period prior to one business day prior to the closing of such private placement which price may be decreased by a committee of the Board of Directors of the Company comprised solely of disinterested independent directors for so long as such price is at least equal to (or greater than) the implied net asset value per share of the Company upon consummation of the private placement. The shares so issued will benefit from registration rights under the Registration Rights Agreement, described below, subject to certain limitations.

  •
  Right to Participate in Certain Equity Offerings.  Our lenders receiving shares of common stock in connection with the 2018 Refinancing, as well as DIL, have the right to participate as a purchaser in any primary offering of shares by us, unless such holder is selling concurrently with such offering, on a pro rata basis based on the respective holder's percentage share ownership of common stock at the time of such offering, subject to customary exceptions, including for share issuances pursuant to equity compensation arrangements or as acquisition consideration.

Registrar and Transfer Agent

        The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

        Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock.

        The applicable prospectus supplement will describe the following terms of any series of preferred shares in respect of which this prospectus is being delivered:

  •
  the designation of the series;

  •
  the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the redemption rights and price or prices, if any, for shares of the series;

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  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

        The description in the applicable prospectus supplement of any preferred stock we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable statement of designation or specimen stock certificate, which will be filed with the SEC if we offer preferred stock. For more information on how you can obtain copies of any statement of designation or specimen stock certificate if we offer preferred stock, see the section entitled "Where You Can Find Additional Information" in this prospectus. We urge you to read the applicable statement of designation, the applicable specimen stock certificate and any applicable prospectus supplement in their entirety.

 DESCRIPTION OF DEBT SECURITIES

        We may offer debt securities. As used in this prospectus, "debt securities" means the debentures, notes, bonds and other evidences of indebtedness that Danaos Corporation may issue from time to time. Debt securities offered by this prospectus will be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under a "Senior Indenture" to be entered into later between us and a trustee and subordinated debt securities will be issued under a "Subordinated Indenture" to be entered into later between us and a trustee. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the "Indentures."

        The form of Senior Indenture and the form of the Subordinated Indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and debt securities, including the definitions therein of certain terms.

General

        Debt securities will be direct obligations of Danaos Corporation. Senior debt securities will rank equally with all of Danaos Corporation's other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of Danaos Corporation's present and future senior indebtedness.

        Because Danaos Corporation is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent Danaos Corporation may be recognized as a creditor of that subsidiary. Accordingly, Danaos Corporation's obligations under debt securities will be structurally subordinated to all existing and future indebtedness and liabilities of its subsidiaries, and holders of debt securities should look only to Danaos Corporation's assets for payment thereunder.

        The Indentures do not limit the aggregate principal amount of debt securities that Danaos Corporation may issue and provide that Danaos Corporation may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Danaos Corporation may issue additional debt securities of a particular series without the consent of the holders of debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

        Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

  •
  the title of the series and whether they are subordinated debt securities or senior debt securities;

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  any limit on the aggregate principal amount of such debt securities;

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  the price or prices at which Danaos Corporation will sell such debt securities;

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  the maturity date or dates of such debt securities;

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  the rate or rates of interest, if any, which may be fixed or variable, at which such debt securities will bear interest, or the method of determining such rate or rates, if any;

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  the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

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  the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

  •
  whether the amount of payments of principal of (and premium, if any) or interest on such debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

  •
  the dates on which Danaos Corporation will pay interest on such debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

  •
  whether the debt securities will be secured or unsecured;

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  the place or places where the principal of (and premium, if any) and interest on such debt securities will be payable;

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  if Danaos Corporation possesses the option to do so, the periods within which and the prices at which Danaos Corporation may redeem such debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

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  Danaos Corporation's obligation, if any, to redeem, repay or purchase such debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which Danaos Corporation will redeem, repay or purchase such debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

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  the denominations in which such debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

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  the portion, or methods of determining the portion, of the principal amount of such debt securities which Danaos Corporation must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

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  the currency, currencies or currency unit in which Danaos Corporation will pay the principal of (and premium, if any) or interest, if any, on such debt securities, if not United States dollars;

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  provisions, if any, granting special rights to holders of such debt securities upon the occurrence of specified events;

  •
  any deletions from, modifications of or additions to the Events of Default or Danaos Corporation's covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

  •
  the application, if any, of the terms of the Indentures relating to defeasance and covenant defeasance (which terms are described below) to such debt securities;

  •
  whether the subordination provisions summarized below or different subordination provisions will apply to such debt securities;

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  the terms, if any, upon which the holders may convert or exchange such debt securities into or for Danaos Corporation's common stock, preferred stock or other debt securities;

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  whether any of such debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

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  any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable because of an Event of Default;

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  the depositary for global or certificated debt securities;

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  any special tax implications of such debt securities;

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  any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to such debt securities; and

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  any other terms of such debt securities.

        Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

        Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

        The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the applicable prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of Danaos Corporation's Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

        Under the Subordinated Indenture, "Senior Indebtedness" means all obligations of Danaos Corporation in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

  •
  the principal of (and premium, if any) and interest due on indebtedness of Danaos Corporation for borrowed money;

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  all obligations guaranteed by Danaos Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

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  all obligations guaranteed by Danaos Corporation evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

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  any obligations of Danaos Corporation as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

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  all obligations of Danaos Corporation for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

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  all obligations of Danaos Corporation in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

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  all obligations of the types referred to above of other persons for the payment of which Danaos Corporation is responsible or liable as obligor, guarantor or otherwise; and

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  all obligations of the types referred to above of other persons secured by any lien on any property or asset of Danaos Corporation (whether or not such obligation is assumed by Danaos Corporation).

        Senior Indebtedness does not include:

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  indebtedness or monetary obligations to trade creditors created or assumed by Danaos Corporation in the ordinary course of business in connection with the obtaining of materials or services;

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  indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

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  any indebtedness of Danaos Corporation to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with Danaos Corporation that is a financing vehicle of Danaos Corporation in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by Danaos Corporation) unless otherwise expressly provided in the terms of any such indebtedness.

        Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

        Unless otherwise noted in the accompanying prospectus supplement, if Danaos Corporation defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, Danaos Corporation will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on senior debt securities before the holders of subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

        If any of the following events occur, Danaos Corporation will pay in full all Senior Indebtedness before it makes any payment or distribution under subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

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  any dissolution or winding-up or liquidation or reorganization of Danaos Corporation, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

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  any general assignment by Danaos Corporation for the benefit of creditors; or

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  any other marshaling of Danaos Corporation's assets or liabilities.

        In such event, any payment or distribution under subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of such subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

        The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

        If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

Conversion Rights

        In the case of debt securities that are convertible into other securities, an accompanying prospectus supplement will set forth the terms on which such securities are convertible into shares of common stock, shares of preferred stock or other securities. Those terms will address whether conversion is mandatory, at the option of the holder or at our option. The terms may also provide that the number of shares or interests of our shares of common stock or other securities, as the case may be, to be received by the holders of the convertible debt securities will be calculated according to the market price of our shares of common stock or other securities, as the case may be, as of a time stated in the prospectus supplement or otherwise.

Events of Default, Notice and Waiver

        Unless an accompanying prospectus supplement states otherwise, the following shall constitute "Events of Default" under the Indentures with respect to each series of debt securities:

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  Danaos Corporation's failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

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  Danaos Corporation's failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

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  Danaos Corporation's failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 60 days after it receives notice of such failure;

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  certain defaults with respect to Danaos Corporation's or its subsidiaries' debt in any aggregate principal amount in excess of $50,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.

        Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable.

        Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof. Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

        The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

        The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to debt securities of such series.

        No holder of a debt security of any series may institute any action against Danaos Corporation under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

        The terms of the Indentures require that Danaos Corporation furnish annually to the trustee statements as to its compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

        If indicated in the applicable prospectus supplement, Danaos Corporation may discharge or defease its obligations under each Indenture as set forth below.

        Danaos Corporation may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

        If indicated in the applicable prospectus supplement, Danaos Corporation may elect either (i) to defease and be discharged from any and all obligations with respect to debt securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Danaos Corporation must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, Danaos Corporation shall have delivered to the trustee (i) an officers' certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers' certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. Danaos Corporation may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

Modification and Waiver

        Under the Indentures, Danaos Corporation and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. Danaos Corporation and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

  •
  extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

  •
  reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

  •
  change the currency in which any debt security or any premium or interest is payable;

  •
  impair the right to institute suit for any payment on or with respect to any debt security;

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  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

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  reduce the requirements contained in the Indentures for quorum or voting; or

  •
  modify any of the above provisions.

        If subordinated debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

        The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indentures which is affected by the modification or amendment to waive Danaos Corporation's compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as Danaos Corporation may designate for such purpose from time to time.

        Notwithstanding the foregoing, at Danaos Corporation's option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by Danaos Corporation and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by Danaos Corporation for debt securities of a particular series will be named in the applicable prospectus supplement. Danaos Corporation may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Danaos Corporation will be required to maintain a paying agent in each place of payment for debt securities of a particular series.

        All moneys paid by Danaos Corporation to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to Danaos Corporation upon request, and the holder of such debt security thereafter may look only to Danaos Corporation for payment thereof.

Denominations, Registrations and Transfer

        Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

        A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

  •
  DTC notifies Danaos Corporation that it is unwilling or unable to continue serving as the depositary for the relevant global securities; or

  •
  DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

  •
  Danaos Corporation determines, in its sole discretion, that the global security shall be exchangeable.

        If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by Danaos Corporation under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

        The Senior Indenture, the Subordinated Indenture and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

 DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies, in which the price of such warrants will be payable;

  •
  the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

  •
  the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  the amount of warrants outstanding;

  •
  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of any material United States Federal income tax considerations; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see the section entitled "Where You Can Find Additional Information" in this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

 DESCRIPTION OF RIGHTS

        We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

        The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

  •
  the exercise price for the rights;

  •
  the number of rights issued to each stockholder;

  •
  the extent to which the rights are transferable;

  •
  any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

  •
  the date on which the right to exercise the rights will commence and the date on which the right will expire;

  •
  the amount of rights outstanding;

  •
  the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

  •
  the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

        The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

        We may issue units consisting of common stock, preferred stock, warrants, rights, debt securities and depositary shares, or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

        The applicable prospectus supplement relating to any series of units will describe the terms of the units, including, where applicable, the following:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement; and

  •
  any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

        The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see the section entitled "Where You Can Find Additional Information" in this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

 DESCRIPTION OF DEPOSITARY SHARES

        We may issue fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. A related prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that is selected by us, which we refer to as the "bank depositary." Each owner of a depository share will be entitled to all the right, preferences and privileges of the preferred stock represented by the depositary share. The depositary share will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

        The forms of the depositary agreement and the depository receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and any prospectus supplement relating to any particular depositary shares will describe, among other things, the following:

  •
  the material terms of the depositary shares and of the underlying preferred stock;

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  the identity of the bank depositary and the material terms of the depositary agreement;

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  any limitation on the depositary's liability;

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  all fees and charges that a holder of depositary shares will have to pay, either directly or indirectly;

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  any procedure for voting the deposited securities;

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  any procedure for collecting and distributing dividends;

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  any material provisions relating to the issuance, payment, settlement, transfer or exchange of the depositary shares; and

  •
  any applicable material United States federal income tax considerations.

        You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in "Where You Can Find Additional Information."

TAX CONSIDERATIONS

        Our most recently filed Annual Report on Form 20-F provides a discussion of the material U.S. federal income tax considerations, Marshall Islands tax considerations and Liberian tax considerations that may be relevant to prospective investors in our securities. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations and any material non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

SELLING STOCKHOLDERS

        This prospectus also covers 4,182,832 shares of common stock which may be sold by or on behalf of selling stockholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a supplement to this prospectus. The 4,182,832 shares of common stock were issued by us pursuant to grants made under our equity compensation plan prior to the initial filing of the registration statement of which this prospectus forms a part. The selling stockholders, including their respective transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the 4,182,832 shares of common stock pursuant to this prospectus, as supplemented.

 PLAN OF DISTRIBUTION

        We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to an aggregate public offering price of $300,000,000. In addition, selling stockholders or their pledges, donees, transferees or other successors in interest, who will be named in a prospectus supplement to this prospectus, may offer and sell from time to time up to 4,182,832 shares of our common stock. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

        Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

  •
  on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in privately negotiated transactions;

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  in an exchange distribution in accordance with the rules of the applicable exchange;

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  as settlement of short sales entered into after the date of the prospectus;

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  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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  through broker-dealers, who may act as agents or principals;

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  through sales "at the market" to or through a market-maker;

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  in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  through one or more underwriters on a firm commitment or best-efforts basis;

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  directly to one or more purchasers;

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  through agents;

  •
  in options transactions;

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  over the Internet;

  •
  any other method permitted pursuant to applicable law; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        In addition, any securities covered by this prospectus may be sold in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

        In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us or the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or the selling stockholders or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        In connection with the distribution of the securities covered by this prospectus or otherwise, we, or a selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us or a selling stockholder. We or a selling stockholder may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We or a selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We or a selling stockholder may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

        In connection with an underwritten offering, we and, if applicable, the selling stockholders, would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We or the selling stockholders may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we or the selling stockholders grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

        Pursuant to a requirement by the Financial Industry Regulatory Authority, or "FINRA", if more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a "conflict of interest" under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

        Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us and selling stockholders, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

        We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

        The following are the expenses estimated to be incurred by us in connection with a possible offering of the securities registered under this registration statement.

SEC Registration Fee		$36,873
Printing			*
Legal Fees and Expenses			*
Accountants' Fees and Expenses			*
NYSE Fees			*
Miscellaneous Costs			*

Total	$		*

*
To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

        The validity of the securities that may be offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Reeder & Simpson P.C. Certain other legal matters relating to United States law will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of

PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

        We are a Marshall Islands corporation and our executive offices are located outside of the United States. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

$55,000,000

Danaos Corporation

Common Stock

P R O S P E C T U S    S U P P L E M E N T

                , 2019

Citigroup

Jefferies